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                                                                      EXHIBIT 2




                         GENERAL PARTNERSHIP AGREEMENT

         This General Partnership Agreement is entered into and effective as of November 13, 1997, by and between TCI American Cable Holdings IV, L.P., a Colorado limited partnership ("TCI Partner"), and TCA Holdings II, L.P., a Texas limited partnership ("TCA Partner").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "ACT" shall mean the Uniform Partnership Act of the State of Delaware.

         "AFFILIATE" shall mean with respect to any Person, any Person controlling, controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

         "AGREEMENT" shall mean this General Partnership Agreement, as it may be further amended from time to time in accordance with the terms hereof.

         "ASSETS" shall mean the TCI Partner Assets and the TCA Partner Assets, as the context requires.

         "ASSUMED CONTRACTS" shall mean the Assumed TCI Partner Contracts and the Assumed TCA Partner Contracts, as the context requires.

         "ASSUMED TCI PARTNER CONTRACTS" shall mean the contracts, leases and other agreements listed on Schedule 1.1 hereto.

         "ASSUMED TCA PARTNER CONTRACTS" shall mean the contracts, leases and other agreements listed on Schedule 1.2 hereto.

         "BASIC SERVICES" shall mean the lowest tier of service offered to subscribers of a System.
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         "BOOK VALUE" means, with respect to any asset of the Partnership, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

                 (a) the Book Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset;

                 (b) the Book Value of all Partnership assets (including intangible assets such as goodwill) shall be adjusted to equal their respective Fair Market Values as of the following times:

                          (i)     the acquisition of an additional interest in
the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

                          (ii)    the distribution by the Partnership to a
Partner of more than a de minimis amount of money or Partnership property as consideration for an interest in the Partnership; and

                          (iii)   the liquidation of the Partnership within the
meaning of Treasury Regulations, Section 1.704-1(b)(2)(iv)(f)(5)(ii); and

                 (c) if the Book Value of an asset has been determined or adjusted pursuant to subsection (a) or (b) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 6.1.

The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulations, Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

         "BUSINESS" shall mean the business of acquiring, investing, owning, constructing, maintaining, promoting, selling, disposing and otherwise operating the Systems.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which the banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

         "CABLE ACT" shall mean the Cable Television Consumer Protection and Competition Act of 1992.

         "CABLE BUSINESS" shall mean TCI Partner's Cable Business or TCA Partner's Cable Business, as applicable.



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         "CAPITAL ACCOUNTS" shall mean the capital accounts maintained by the
Partnership for each Partner as described in Section 4.1 hereof.

         "CAPITAL CONTRIBUTIONS" shall mean the contributions made to the capital of the Partnership by the Partners and credited to their respective Capital Accounts pursuant to Article IV hereof.

         "CLOSING" shall have the meaning set forth in Section 4.7 hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended.

         "COPYRIGHT ACT" shall mean the Copyright Act of 1976, as amended.

         "DEPRECIATION" means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method agreed to by the Partners.

         "DISTRIBUTIONS" shall mean the distributions from the Partnership described in Section 6.3 hereof.

         "EFFECTIVE DATE" shall mean the date of the Closing.

         "EFFECTIVE TIME" shall mean 11:59 A.M. on the date that TCI Partner and TCA Partner make their initial capital contributions pursuant to Article IV hereof.

         "ENVIRONMENTAL CLAIM" shall mean any written notice by a Person or entity alleging liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern in violation of any Environmental Law at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

         "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws and regulations (including common law) relating to pollution or protection of the environment (including, ground





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water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern and the construction and siting of facilities.

         "EQUIVALENT BASIC SUBSCRIBERS (or "EBS")" shall mean as of any date of determination and for each franchise area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings and other multi-unit buildings) (exclusive of (i) "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry and (ii) accounts that are not charged or are charged less than the standard monthly service fees and charges then in effect for such System for Basic Services) for Basic Services and (b) the quotient of (i) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System during the most recent month ended prior to the date of calculation to commercial and bulk subscribers, whether on a discounted or undiscounted basis, but excluding billings in excess of a single month's charges for any account), divided by
(ii) the standard monthly combined rate (without discount of any kind) charged to single-family households for Basic Services and Expanded Basic Services in effect during such month. For purposes of calculating the number of EBS, there will be excluded (1) all billings to any subscriber who is more than 60 days past due in the payment of any amount in excess of $5.00, (2) all billings to any subscriber (including all commercial, bulk-billed and other accounts not billed by individual units) who, as of the date of calculation, has not paid in full the charges for at least one full month of service, (3) that portion of the billings to each subscriber (including all commercial, bulk- billed and other accounts not billed by individual units) representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any single-family household or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service other than Expanded Basic Service (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, (4) all billings to any subscriber (including all commercial, bulk-billed and other accounts not billed by individual units) whose service is pending disconnection for any reason and
(5) all billings to any subscriber (including all commercial, bulk-billed and other accounts not billed by individual units) who was solicited during the sixty day period preceding the Closing to purchase such services by promotions or offers of discounts other than those then generally being offered by the party for which the determination of EBS is being made or any of such party's Affiliates. For purposes of this definition, payments on account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.





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         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXPANDED BASIC SERVICES" shall mean any video programming provided over a cable television system, regardless of service tier, other than Basic Services, any new product tier and Pay TV.

         "FAIR MARKET VALUE" shall mean (a) with respect to the Initial Capital Contributions, the fair market value thereof as agreed to by the Partners and set forth on Exhibit A attached hereto and (b) with respect to any revaluation of any partnership asset on the books of the Partnership, the valuation of any asset subsequently contributed to the Partnership or distributed by the Partnership, and for purposes of the Put/Call Purchase Price, the fair market value shall mean the price, at which the Partnership assets would be sold in an arm's length transaction between a willing seller and a willing buyer under no compulsion to buy or sell, but with the expectation of concluding the purchase or sale within a reasonable time, taking into account all relevant factors, including, without limitation, the assets and liabilities associated with the Business, the rights and obligations that would be assigned to and assumed by any such buyer, and market conditions (but excluding any application of any
minority discounts).    The procedure for determining Fair Market Value set
forth in clause (b) above is set forth in Section 5.3. For purposes of determining the Put/Call Purchase Price, the Fair Market Value of the Partnership shall be deemed to include the value of any local programming agreements, retransmission consents or must carry agreements held by TCA Management Co. for the benefit of the Partnership, as if such agreements were held directly by the Partnership.

         "FCC" shall mean the Federal Communications Commission.

         "FISCAL YEAR" shall have the meaning set forth in Section 2.7 hereof.

         "FREE CASH FLOW" shall mean the amount of cash received by the Partnership from operations, any transaction, and any dividends, interest or other cash distributions from any Person in which the Partnership has an interest which is in excess of 100% of the amount of cash reasonably contemplated by the Budget as being necessary for the cash payment of the Partnership's operating expenses, debt service including interest, contingencies, budgeted capital expenditures and anticipated working capital requirements.

         "GOVERNMENTAL AUTHORITY" shall mean the United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

         "INITIAL CAPITAL CONTRIBUTION" shall mean with respect to each of TCI Partner and TCA Partner the initial capital contributions made by such Partner pursuant to Section 4.2 hereof.





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         "INTEREST" means, with respect to any Partner at any time, such
Partner's entire beneficial partnership ownership interest in the Partnership at such time, including such Partner's Capital Account, voting rights, and right to share in Profits and Losses, Distributions and all other benefits of the Partnership as specified in this Agreement, together with such Partner's obligations to comply with all of the terms of this Agreement.

         "JUDGMENT" shall mean any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         "LEGAL EXPENSES" of a Person shall mean any and all fees, costs and expenses of any kind incurred by such Person and its counsel (whether one or more) in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim.

         "LEGAL REQUIREMENT" shall mean applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

         "LIENS" shall mean any mortgage, security interest, lien, pledge, escrow, option, right of first refusal, indenture, easement, license, security agreement or encumbrance of any kind or character.

         "LOSSES" shall mean all losses, damages, liabilities, claims, out-of-pocket costs and expenses, of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including, without limitation, any and all Legal Expenses.

         "MANAGEMENT AGREEMENT" shall mean the agreement, dated the Effective Date substantially in the form attached hereto as Exhibit B, pursuant to which TCA Management Co. shall manage the Partnership.

         "MATERIAL CONTRACTUAL CONSENTS" shall mean consents under: (a) the TCI Partner Franchises and Licenses; (b) the TCA Partner Franchises and Licenses;
(c) pole attachment or joint line agreements, underground conduit agreements, crossing agreements, construction permits or retransmission consent agreements;
(d) easements, rights of way, and multiple dwelling unit agreements; (e) any contracts, agreements or arrangements relating to the Assumed Debt; or (f) any other contracts that contemplate payments by or to TCI Partner or TCA Partner in any 12 month period exceeding $50,000 individually or $250,000 in the aggregate; all of which are set forth on Schedule 1.3.





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         "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean hazardous materials, hazardous wastes, hazardous substances, other wastes or contaminants including, without limitation, newspaper ink, and radio frequency energy, the handling, storage or disposal of which is governed by Environmental Laws.

         "MINIMUM GAIN" with respect to any Fiscal Year of the Partnership shall mean the minimum gain of the Partnership computed in accordance with the principles of Treasury Regulations, Section 1.704-2(d) and (k).

         "NONRECOURSE LIABILITIES" shall mean liabilities of the Partnership for which no Partner bears the economic risk of loss, in accordance with Treasury Regulations, Sections 1.704-2(b)(3) and 1.752-1(a)(2).

         "PARTNER" shall mean each of TCI Partner and TCA Partner.

         "PARTNER NONRECOURSE DEBT" shall mean any nonrecourse debt of the Partnership (as defined in Treasury Regulations, Section 1.1001 - 2) for which any Partner bears the economic risk of loss, in accordance with Treasury Regulations, Sections 1.704-2(b)(4) and 1.752-2.

         "PARTNER NONRECOURSE DEBT MINIMUM GAIN" shall have the meaning set forth in Treasury Regulations, Section 1.704 - 2(i)(2).

         "PARTNER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Treasury Regulations, Section 1.704- 2(i)(2) and as determined in accordance with Treasury Regulations, Section 1.704-2(k).

         "PARTNERSHIP" shall mean the partnership formed by this Agreement, which partnership is known as TCA Cable Partners II, a Delaware general partnership.

         "PARTNERSHIP INTEREST" shall mean with respect to each Partner, the percentage ownership interest of such Partner in the Partnership specified in
Section 5.1, as adjusted in accordance with the terms of this Agreement.

         "PAY TV" shall mean premium programming services selected by and sold to subscribers on a per channel or per program basis.

         "PERSON" shall mean any individual, partnership, corporation, trust or other entity.

         "PROFITS OR LOSSES" means for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated





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separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                 (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

                 (b)  any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations, Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

                 (c) in the event the Book Value of any Partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                 (d) upon any distribution of any Partnership asset other than cash, the distributed asset shall be treated as if it had been sold for its Fair Market Value and the resulting gain or loss shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses;

                 (e) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

                 (f) in lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

                 (g) such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to Section 6.1(c).

         "PUT/CALL PURCHASE PRICE" shall mean the purchase price payable pursuant to Section 5.2(b) or (c).

         "REAL PROPERTY" shall mean the TCA Partner Real Property or the TCI Partner Real Property, as the context requires.

         "SYSTEM FRANCHISES AND LICENSES" shall mean the TCA Partner's Systems Franchises and Licenses or the TCI Partner's Systems Franchises and Licenses, as the context requires.





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         "SYSTEMS" shall mean the TCI Partner Systems or the TCA Partner
Systems, as the context requires.

         "TANGIBLE PERSONAL PROPERTY" shall mean the TCA Tangible Personal Property or the TCI Tangible Personal Property, as the context requires.

         "TAXES" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, net income, profits, gross receipts, ad valorem, excise, property, sales, gains, payroll, employment, severance, withholding, intangibles and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

         "TCA" shall mean TCA Cable TV, Inc., a Texas corporation.

         "TCA MANAGEMENT CO." shall mean TCA Management Company, a Texas corporation, in its capacity as operator of the Partnership pursuant to the Management Agreement.

         "TCA PARTNER" shall mean TCA Holdings II, L.P., a Texas limited partnership.

         "TCA PARTNER ASSETS" shall mean all right, title and interest of TCA, TCA Partner or the TCA Partner Entities in, to and under all of the assets and properties (of every kind, character and description wherever located) primarily relating to the operation of the TCA Partner Systems, including, without limitation:

                 (a)      the TCA Partner Tangible Personal Property

                 (b)      the TCA Partner Real Property

                 (c)      the TCA Partner Franchises and Licenses;

                 (d)      the Assumed TCA Partner Contracts;

                 (e)      the TCA Partner Books and Records; and

                 (f)      the right to use the name "TCA" as set forth in
                          Section 4.2 hereof.

         "TCA PARTNER BOOKS AND RECORDS" shall mean all books and records (or true and complete copies thereof), including computerized books and records maintained by TCA, TCA Partner or the TCA Partner Entities which relate to the TCA Partner Systems and are necessary for the Partnership to operate the TCA Partner Systems after the Effective Time, including, without limitation, statements of account filed by or on behalf of TCA, TCA Partner or the TCA Partner Entities with the





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U.S. Copyright Office with respect to the TCA Partner Systems, books of account, general, financial, tax and personnel records, sales, adverting, marketing or promotional records and literature and other sales-related materials with respect to the TCA Partner Systems, and the TCA Partner Franchises and Licenses (including all correspondence, orders or related materials).

         "TCA PARTNER'S CABLE BUSINESS" shall mean the cable television business and other income-generating business relating to the TCA Partner Systems conveyed by TCA Partner or its Affiliates.

         "TCA PARTNER DISCLOSURE SCHEDULES" shall mean the written disclosure schedules TCA Partner is delivering to TCI Partner simultaneously with the execution and delivery hereof, containing various exceptions to the representations and warranties of TCA Partner as set forth in this Agreement copies of which are attached hereto as Exhibit F.

         "TCA PARTNER ENTITIES" shall mean Teleservice Corporation of America, Texas Community Antennas, Inc., Telecable Associates, Inc. and TCA Cable of Amarillo, Inc.

         "TCA PARTNER EXCLUDED ASSETS" shall mean the following assets and properties of TCA Partner used by TCA, TCA Partner or the TCA Partner Entities in the operation of the TCA Partner Systems which are not being contributed to the Partnership:

                 (a) all cash and cash equivalents on hand or on deposit in banks;

                 (b) insurance policies and rights under or arising from such policies (including pre-paid premiums and receivables);

                 (c)      all rights of TCA Partner under this Agreement;

                 (d) any rights of TCA, TCA Partner or the TCA Partner Entities to the name "TCA" or any variation thereof; provided however that TCA shall contribute to the Partnership the right to use the name "TCA" as set forth in Section 4.2;

                 (e) all assets and properties of TCA, TCA Partner or the TCA Partner Entities not relating to or used in the operation of the TCA Systems;

                 (f)      all other assets listed on Schedule 1.4.

         "TCA PARTNER FRANCHISES AND LICENSES" shall mean the governmental permits, licenses, registrations, and applications held or filed by TCA, TCA Partner or the TCA Partner Entities and required for the ownership of the TCA Partner Assets and the lawful operation of, or appropriate with respect to, the TCA Partner Systems, including, without limitation, all licenses, permits and





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authorizations issued or granted by the FCC or any state or local governmental authority, all franchises, permits, intangible CATV channel distribution rights, cable television relay service (CARS), domestic satellite receive only
(TVRO), business radio and other licenses, permits or similar authorizations.

         "TCA PARTNER LIABILITIES" shall mean (a) liabilities to be paid or performed after the Effective Time under the Assumed TCA Partner Contracts which are assigned to the Partnership at the Effective Time pursuant to Article IV hereof, (b) all liabilities and obligations arising out of the Partnership's ownership of the TCA Partner Assets or operation of the TCA Partner Systems after the Effective Time including liabilities for subscriber prepayments and converter deposits existing at the Effective Time, and (c) all liabilities and obligations relating to any TCA Assumed Debt, except in each case to the extent that such obligations or liabilities relate to any TCA Excluded Asset.

         "TCA PARTNER REAL PROPERTY" shall mean the interests in real property (including easements and rights of way) owned or leased by TCA, TCA Partner or the TCA Partner Entities including all improvements thereon owned or leased by TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems;

         "TCA PARTNER RETRANSMISSION AGREEMENTS" shall mean those agreements listed on Schedule 1.6 hereto.

         "TCA PARTNER SYSTEMS" shall mean the cable television systems serving the towns of Cannon AFB, NM, Clovis, NM, Texico, NM, Amarillo, TX, Andrews, TX, Athens, TX, Ballinger, TX, Big Springs, TX, Canyon, TX, Clarksville, TX, Coahoma, TX, Como, TX, Dalhart, TX, Farwell, TX, Floydada, TX, Gladewater, TX, Goodfellow AFB, TX, Grand Saline, TX, Henderson, TX, Hide A Way Lake, TX, Honey Grove, TX, Lake Tanglewood, TX, Lindale, TX, Miles, TX, Mineola, TX, Paris, TX, Plainview, TX, Quitman, TX, Reno, TX, Roxton, TX, San Angelo, TX, Snyder, TX, Sulpur Springs, TX, Toco, TX, Union Grove, TX, Warren City, TX, White Oak, TX, Winnsboro, TX, Winters, TX and unincorporated areas adjacent to the foregoing cities to be contributed to the Partnership by TCA Partner pursuant to Article IV hereof.

         "TCA PARTNER TANGIBLE PERSONAL PROPERTY" shall mean all tangible personal property, including but not limited to tower equipment, antennae, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment converters, testing equipment, office equipment, furniture, fixtures, supplies, inventory, and other physical assets used in or held by the TCA Partner Systems.

         "TCI PARTNER" shall mean TCI American Cable Holdings IV, L.P., a Colorado limited partnership.





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         "TCI PARTNER ASSETS" shall mean all right, title and interest of TCI
Partner in, to and under all of the assets and properties (of every kind, character and description wherever located) primarily relating to the operation of the TCI Partner Systems, including, without limitation:

         (a)     the TCI Partner Tangible Personal Property

         (b)     the TCI Partner Real Property;

         (c)     the TCI Partner Franchises and Licenses;

         (d)     the Assumed TCI Partner Contracts; and

         (e)     the TCI Partner Books and Records.

         "TCI PARTNER BOOKS AND RECORDS" shall mean all books and records (or true and complete copies thereof), including computerized books and records maintained by TCI Partner or the TCI Partner Entities which relate to the TCI Partner Systems and are necessary for the Partnership to operate the TCI Partner Systems after the Effective Time, including, without limitation, statements of account filed by or on behalf of TCI Partner with the U.S. Copyright Office with respect to the TCI Partner Systems, books of account, general, financial, tax and personnel records, sales, adverting, marketing or promotional records and literature and other sales-related materials with respect to the TCI Partner Systems, and the TCI Partner Franchises and Licenses (including all correspondence, orders or related materials).

         "TCI PARTNER'S CABLE BUSINESS" shall mean the cable television business and other income-generating business relating to the TCI Partner Systems conveyed by TCI Partner or its Affiliates.

         "TCI PARTNER DISCLOSURE SCHEDULES" shall mean the written disclosure schedules TCI Partner is delivering to TCA Partner simultaneously with the execution and delivery hereof, containing various exceptions to the representations and warranties of TCI Partner as set forth in this Agreement, copies of which are attached hereto as Exhibit E.

         "TCI PARTNER ENTITIES" shall mean United Cable Television of Bossier City, Inc., Communications Services, Inc., Telecommunications Cable Systems, Inc., Television Cable Service, Inc., and TCI Cablevision of Texas, Inc.

         "TCI PARTNER EXCLUDED ASSETS" shall mean the following assets and properties of TCI Partner or the TCI Partner Entities used by TCI Partner or the TCI Partner Entities in the operation of the TCI Partner Systems which are not being contributed to the Partnership:

                 (a) all cash and cash equivalents on hand or on deposit in banks;





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                 (b)      insurance policies and rights under or arising from
such policies (including pre-paid premiums and receivables);

                 (c)      all rights of TCI Partner under this Agreement;

                 (d) any rights of TCI Partner to the name "TCI Partner" or any variation thereof; provided, however, that for a period of one year from the Effective Time, the Partnership may use any stationary or billing forms or other TCI Partner Assets existing on the Effective Time bearing the name "TCI Partner" or which were in stock or ordered on the Effective Time;

                 (e) all assets and properties of TCI Partner not relating to or used in the operation of the TCI Partner Systems;

                 (f)      TCI Partner Plans; and

                 (g)      all other assets listed on Schedule 1.6.

         "TCI PARTNER FRANCHISES AND LICENSES" shall mean the governmental permits, licenses, registrations, and applications held or filed by TCI Partner or the TCI Partner Entities and required for the ownership of the TCI Partner Assets and the lawful operation of, or appropriate with respect to, the TCI Partner Systems, including, without limitation, all licenses, permits and authorizations issued or granted by the FCC or any state or local governmental authority, all franchises, permits, intangible CATV channel distribution rights, cable television relay service (CARS), domestic satellite receive only
(TVRO), business radio and other licenses, permits or similar authorizations.

         "TCI PARTNER LIABILITIES" shall mean (a) liabilities to be paid or performed after the Effective Time under the Assumed TCI Partner Contracts which are assigned to the Partnership at the Effective Time pursuant to Article IV hereof, and (b) all liabilities and obligations arising out of the Partnership's ownership of the TCI Partner Assets or operation of the TCI Partner Systems after the Effective Time and (c) all liabilities and obligations relating to any TCI Assumed Debt, except in each case to the extent that such obligations or liabilities relate to any TCI Excluded Asset.

         "TCI PARTNER REAL PROPERTY" shall mean the interests in real property owned or leased by TCI Partner or the TCI Partner Entities, including all improvements thereon owned by TCI Partner with respect to the TCI Partner Systems.

         "TCI PARTNER RETRANSMISSION CONSENT AGREEMENTS" shall mean those agreements listed on Schedule 1.9 hereto.

         "TCI PARTNER SYSTEMS" shall mean the cable television systems serving the towns of Barksdale AFB, LA, Bossier City, LA, Bossier Parish, LA, Calcasieu Parish, LA, Fillmore, LA,

Haughton, LA, Lake Charles, LA, Pinceton, LA, Sulfur, LA, Abilene, TX, Bowie County, TX, Camp, TX, Cherokee, TX, Cooke County, TX, DeKalb, TX, Dyess AFB, TX, Franklin County, TX, Gainesville,TX, Grayson, TX, Hooks, TX, Jacksonville, TX, Maud, TX, Mineral Wells, TX, Mt. Pleasant, TX, Mt. Vernon, TX, Nolan County, TX, New Boston, TX, Oak Ridge, TX, Palo Pinto County, TX, Perryton, TX, Pittsburg, TX, Red River Army Depot, TX, Sadler, TX, Smith County, TX, Sweetwater, TX, Titus County, TX, Tye, TX, Tyler, TX, Whitesboro, TX, Whitehouse, TX and unincorporated areas adjacent to the foregoing cities.

         "TCI PARTNER TANGIBLE PERSONAL PROPERTY" shall mean all tangible personal property, including but not limited to tower equipment, antennae, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment converters, testing equipment, office equipment, furniture, fixtures, supplies, inventory, and other physical assets used or held for use in the TCI Partner Systems.

         "TRANSACTION DOCUMENTS" shall mean the instruments and documents described in Section 4.8 which are being executed and delivered by or on behalf of TCA Partner or TCI Partner in connection with this Agreement or the transactions contemplated hereby.

         "OTHER DEFINITIONS" shall mean the terms are defined in the Sections or Recitals indicated:

             Term                                              Section
             ----                                              -------
           "Adjustments"                                       4.6(a)

           "Assumed Debt"                                      4.5(a)

           "Budget"                                            3.3

           "Bulk Rate"                                         8.4(b)

           "Call Period"                                       5.2(b)

           "Call Notice Date"                                  5.2(b)

           "Call"                                              5.2(b)

           "Capital Budget"                                    3.3

           "Designated System"                                 5.4(c)(i)

           "Distributable Property"                            9.2(e)

           "Exchanging Party"                                  4.8(c)(vi)

            "Final Adjustment                                  4.6(b)
             Certificate"

            "Indemnified Party"                                8.2(g)

            "Indemnifying Party"                               8.2(g)

            "Initial Adjustment                                4.6(a)
             Certificate"

            "Investment Advisor"                               5.3

            "Members"                                          3.1(a)

            "Minimum Damage                                    8.4(a)
             Requirement"

            "Operating Budget"                                 3.3

            "Option Notice"                                    5.4(c)(i)

            "Partnership Committee"                            3.1(a)

            "Put Notice Date"                                  5.2(c)

            "Programming Supply Agreement"                     11.3(a)

            "Put Period"                                       5.2(c)

            "Put"                                              5.2(c)

            "TCA Shortfall"                                    4.4(d)


                                  ARTICLE II.
                               GENERAL PROVISIONS

         SECTION 2.1 FORMATION. The Partners hereby form a general partnership pursuant to the laws of the State of Delaware.

         SECTION 2.2 NAME. The name of the Partnership shall be TCACable Partners II.

         SECTION 2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at 3015 SSE Loop 323, Tyler, Texas 75701. The principal place of business of the

Partnership may be changed by the Partnership Committee. The Partnership may engage in business in such place or places as may be permitted by law.

         SECTION 2.4 AGENT FOR SERVICE OF PROCESS. The agent for service of process for the Partnership and its address shall be the Chairman of the Partnership and the address of the Partnership's principal place of business, respectively. The agent for service of process may be changed by the Partnership Committee.

         SECTION 2.5 PURPOSE. The purpose of the Partnership shall be to engage in and conduct the Business and to do any and all acts and things which may be necessary, incidental or convenient to carry on the Business as contemplated by this Agreement. The Partnership may engage in any business other than the business as the Partnership Committee may determine pursuant to
Section 3.4 hereof.

         SECTION 2.6 TERM. The term of the Partnership shall be from the Effective Time through twenty-five (25) years from the Effective Time, unless extended by the unanimous consent of the Partners or dissolved as provided herein.

         SECTION 2.7 FISCAL YEAR. Unless the Partnership Committee shall at any time determine otherwise, the fiscal year of the Partnership shall end on October 31 ("Fiscal Year").

                                  ARTICLE III.
                                   MANAGEMENT

         SECTION 3.1  PARTNERSHIP COMMITTEE.

                 (a) Except as otherwise expressly provided in this Agreement, complete and exclusive power to direct and control the business affairs of the Partnership is delegated to a Partnership Committee (the "Partnership Committee"), which will initially consist of five members (the "Members"). TCA Partner will appoint three Members and shall select one of its appointees to serve as the initial Chairman. TCI Partner will appoint the remaining two Members. The initial membership of the Partnership Committee shall be designated by TCA Partner and TCI Partner on or prior to the Effective Date. TCA Partner or TCI Partner may, at any time, remove and replace any of its respective Members.

                 (b) The Partnership Committee hereby delegates to TCA Management Co. the authority to manage the day to day affairs of the Business in accordance with and to the extent provided in this Agreement, the Management Agreement and the Budget. The Partnership Committee shall instruct TCA Management Co. not to take any action on behalf of the Partnership which is not so authorized by the Management Agreement, the Budget or the Partnership Committee.

         SECTION 3.2  PARTNERSHIP COMMITTEE MEETINGS.

                 (a) Meetings of the Partnership Committee may be called at any time by any Member on at least five business days written notice, stating the purpose of the requested meeting, but must be held at least once each fiscal quarter.

                 (b) Members may participate in a meeting of the Partnership Committee by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                 (c) Members may act by written consent provided that at least one Member designated by TCI Partner and one Member designated by TCA Partner have signed such consent or counterparts thereof.

         SECTION 3.3 VOTING. On any matter on which a vote is taken, each of the Members shall have one vote. If one of the Members is not present at a meeting, the Member shall be entitled to appoint a representative to attend such meeting and cast the absent Member's vote. No action may be taken at a meeting of the Partnership Committee unless a quorum of at least three Members for the transaction of business consisting of at least one Member designated by TCI Partner and at least one Member designated by TCA Partner is present. Except as otherwise provided in this Agreement, all actions by the Partnership Committee shall require the affirmative vote of three Members on the Partnership Committee who attend a meeting, in person or by proxy, at which a quorum is present. Such vote must be evidenced by a written consent. The Partnership Committee shall adopt on or before October 31 of each Fiscal Year an annual budget setting forth the Partnership's proposed expenditures for repair, maintenance and operations (the "Operating Budget") and for expansion and other capital expenditures (the "Capital Budget") for the next Fiscal Year for the Business (as supplemented or amended from time to time by the affirmative vote of three members of the Partnership Committee). The Operating Budget and the Capital Budget are collectively referred to as the "Budget".
The Business and affairs of the Partnership shall be conducted in accordance with the terms of the Budget.

         SECTION 3.4  MANAGEMENT.

                 (a) Except as otherwise provided in this Agreement, the Partnership Committee shall be responsible for taking all actions not otherwise delegated to TCA Management Co. pursuant to the terms of the Management Agreement, the Budget and Section 3.4(b) hereof.

                 (b) Notwithstanding any other provision of this Agreement, the following actions shall require the unanimous approval of the Partnership
Committee:

                          (i)     A fundamental change in the Partnership's
Business;

                          (ii)    the commencement or settlement of any
material litigation with third parties that is not in the ordinary course of business of the Partnership (for purposes of this clause, "material" shall mean any settlement equal to or greater than ten percent of the total assets of the Partnership at the time of the initial offer of settlement);

                          (iii)   the call for additional Capital Contributions
to the Partnership;

                          (iv)    the admission of new partners to the
Partnership or the issuance or redemption of Partnership Interests or any other equity interests in the Partnership;

                          (v)     the dissolution, liquidation, bankruptcy or
reorganization of the Partnership;

                          (vi)    the amendment of this Agreement;

                          (vii)   the approval of any transaction or agreement
between the Partnership and TCA Partner or any Affiliate of TCA Partner unless the transaction is in the ordinary course of the Partnership's business and is on terms that are no less favorable to the Partnership than could have been obtained in a comparable arm's-length transaction with a Person that is not an affiliate of the TCA Partner;

                          (viii)  the acquisition, either through purchase,
consolidation, merger or other business combination, of any asset or group of assets exceeding 20% or more of the Fair Market Value of the total assets of the Partnership, or the sale of any asset or group of assets representing 20% or more of the Fair Market Value of the total assets of the Partnership; and

                          (ix)    causing or permitting any Person to take any
action which if it had been taken by the Partnership would require the unanimous vote of the Members.

         It is the intent of the Partners that the items described in Sections 3.4(b)(i) - (ix) comprise effective minority protective rights for the benefit of the TCI Partner as a minority partner. If the Securities and Exchange Commission or any other Governmental Authority modifies its position on such rights whereby the TCA Partner would be disallowed from consolidating the Partnership, the Partners will use their best efforts to comply with such new requirements. If the Partners are unable to so comply, either Partner shall have the right to initiate the provisions set forth in Sections 5.2(b) and (c) notwithstanding the date provisions in those Sections.

                 (c) Notwithstanding any other provision of this Agreement, each Partner shall have the unilateral right to cause the Partnership to (i) seek indemnification against a Partner pursuant to

Section 8.2 hereof or (ii) institute legal proceedings against a Partner pursuant to Section 4.10(b) hereof.

         SECTION 3.5 INSURANCE. The Partnership shall carry or cause to be carried on its behalf with carriers acceptable to the Partnership Committee all property, liability and workers' compensation insurance and such other insurance as shall be required under applicable mortgages, leases, agreements, and other instruments and statutes or as determined by the Partnership Committee. All such insurance policies shall provide coverage to the Partners as named insureds.

         SECTION 3.6 DISCLOSURE SCHEDULES. Attached hereto as Exhibits E and F are the TCI Partner Disclosure Schedules and the TCA Partner Disclosure Schedules, respectively.

                                  ARTICLE IV.
            CAPITAL ACCOUNTS, CAPITAL CONTRIBUTIONS AND WITHDRAWALS

         SECTION 4.1  CAPITAL ACCOUNTS.

                 (a) A Capital Account shall be maintained for each Partner in accordance with federal income tax accounting principles and Treasury Regulations, Section 1.704-1(b)(2)(iv). This Section 4.1 is intended to comply with such principles and requirements and shall be interpreted consistently therewith. The initial balance of each Partner's Capital Account shall be the Fair Market Value of the Initial Capital Contribution of each Partner as set forth on Exhibit A hereto less such Partner's debt being assumed as set forth in Exhibit A hereto, and subject to the adjustments applicable to such Partner pursuant to Section 4.4 and any adjustment to the debt being assumed pursuant to Section 4.5. Subsequent to the date of this Agreement, each Capital Account shall be:

                          (i)  increased by (1) the amount of the cash
contribution to the capital of the Partnership by such Partner, (2) the Fair Market Value of property contributed to the Partnership by such Partner on the date of such contribution (net of any liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under
Section 752 of the Code), (3) the distributive share of the Partnership's Profits, as allocated to such Partner pursuant to Sections 6.1(a) and (b) hereof and (4) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Partnership assets;

                          (ii)  decreased by (1) the amount of all cash
distributions to such Partner pursuant to this Agreement, (2) the Fair Market Value of property distributed to such Partner (net of any liabilities secured by such property that the Partner is considered to assume or take subject to under Section 752 of the Code), (3) the distributive share of the Partnership's Losses, as allocated to such Partner pursuant to Sections 6.1(a) and (b) hereof and (4) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Partnership Assets; and

                          (iii)  otherwise adjusted to comply with the
requirements of Treasury Regulations, Section 1.704-1(b)(2)(iv).

         SECTION 4.2  INITIAL CAPITAL CONTRIBUTIONS.

                 (a) At the Effective Time, TCI Partner shall contribute, or cause to be contributed, to the capital of the Partnership and shall sell, convey, transfer and assign to the Partnership, all of the right, title and interest of TCI Partner in and to the TCI Partner Assets, free and clear of all Liens, except Permitted Liens and debt assumed by the Partnership in accordance with Section 4.5, and the Partnership shall assume the TCI Partner Liabilities. Notwithstanding anything in this Agreement to the contrary, TCI Partner shall retain title to, and possession of, and TCI Partner shall not sell, assign, convey, transfer or deliver any right, title or interest of TCI Partner in or to the TCI Partner Excluded Assets.

                 (b) At the Effective Time, TCA Partner shall contribute, or cause to be contributed, to the capital of the Partnership and shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred or assigned, to the Partnership, (i) all of the right, title and interest of TCA, TCA Partner and the TCA Partner Entities in and to the TCA Partner Assets and
(ii) a non-exclusive, royalty free license to use for the duration of the Partnership all rights of TCA, TCA Partner and the TCA Partner Entities in and to the name "TCA" and the Partnership shall assume the TCA Partner
Liabilities.   Notwithstanding anything in this Agreement to the contrary, TCA,
TCA Partner and the TCA Partner Entities shall retain title to, and possession of, and TCA, TCA Partner and the TCA Partner Entities shall not sell, assign, convey, transfer or deliver any right, title or interest of TCA, TCA Partner or the TCA Partner Entities in or to the TCA Partner Excluded Assets; provided, however, that the TCA Partner Retransmission Agreements shall continue to be held by TCA Management Co. for the benefit of the Partnership.

                 (c) Exhibit A hereto sets forth: (i) the Fair Market Value of the assets to be contributed by each Partner to the; and (ii) the amount of debt of each Partner assumed by the Partnership.

         SECTION 4.3 ADDITIONAL CONTRIBUTIONS. Prior to the Closing, if mutually agreed to by the Partners, either Partner may contribute additional Systems to the Partnership so long as the Partnership Interests of each Partner as set forth in Section 5.1 does not change ("Pre-Closing Contributions").
Such Pre-Closing Contributions shall be included as part of such Partner's Initial Capital Contribution. The Fair Market Value of the Pre-Closing Contributions shall be agreed upon by the Partners 30 days prior to Closing and set forth on Exhibit A. Any dispute concerning the amount of the Fair Market Value of such Pre-Closing Contributions will be determined prior to Closing by an auditor selected in accordance with Section 4.6(b). Notwithstanding the foregoing, or any other provision contained in this Agreement, at any time, TCI Partner may contribute the systems listed on Exhibit C to the Partnership that it may acquire from Time Warner, Inc. without
the prior consent of the TCA Partner.   The Fair Market Value of such systems
shall be agreed to by the Partners pursuant to the provisions set forth in
Section 5.3.

         SECTION 4.4 ADJUSTMENTS. On the Effective Date, the Capital Accounts of each Partner shall be adjusted, without duplication, by the net amount of the following adjustments:

                 (a) Each Partner shall make adjustments on a pro rata basis as of the Effective Time for all prepaid expenses, other than inventory (but only to the extent the full benefit thereof will be realizable by the Partnership within 12 months after the Effective Time), accrued expenses (including real and personal property taxes), prepaid income and accounts receivable related to such Partner's Cable Business, to reflect the principle that all expenses and income attributable to such Partner's Cable Business for the period prior to the Effective Time are for the account of such Partner, and all expenses and income attributable to such Partner's Cable Business for the period on and after the Effective Time are for the account of the Partnership. Such Partner will receive no credit for any (i) accounts receivable resulting from cable service sales any portion of which is 60 days or more past due from the billing date as of the Effective Time, (b) accounts receivable resulting from advertising sales any portion of which is 120 days or more past due as of the Effective Time, or (c) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Effective Time. Notwithstanding the foregoing, no adjustment will be made for any items of income or expense that relate to any Excluded Assets. For purposes of making "past due" calculations under this paragraph, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                 (b) All advance payments to, or funds of third parties on deposit with, a Partner as of the Effective Time, relating to such Partner's Cable Business, including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by such Partner's Cable Business for converters, encoders, decoders, cable television service and related sales, shall be assumed by the Partnership and the applicable Partner's Capital Account shall be reduced accordingly.

                 (c) Each Partner's Capital Account shall be reduced by the economic value of all accrued vacation time permitted to be taken by the employees hired by the Partnership for employment on and after the Effective Time pursuant to Section 11.3(f) and for severance payable pursuant to Section 11.3(g).

                 (d) If TCA Partner's Amarillo system does not have at least 30,315 subscribers receiving Expanded Basic Services at Closing, then TCA's Capital Account shall be reduced by the TCA Shortfall. The "TCA Shortfall" shall be defined as an amount equal to (i) the lesser of (1) the positive difference between 30,315 and the number of subscribers receiving Expanded Basic Subscribers for the Amarillo system as of Closing, or (2) 5,000, multiplied by (ii) the current monthly rate (without discount of any kind) for Expanded Basic Services (which rate shall not be less than $18.00), multiplied by (C) 87.36 (10.4*70%*12).

         4.5  ASSUMPTION OF DEBT.

                 (a) Concurrent with the Closing, the Partnership will assume the respective debt of the Partners as set forth on Exhibit A (the "Assumed Debt") subject to adjustment in accordance with Section 4.5(b). Such assumption will be accomplished in a manner that fully releases the respective Partner from further liability for the Assumed Debt pursuant to applicable loan documents.

                 (b) The Assumed Debt will be adjusted upward or downward, as necessary, so that the aggregate Partnership Interest of the Partners in the Partnership upon and after Closing will be equal to the percentages set forth in Section 5.1. Any dispute concerning the amount of such Assumed Debt adjustment will be determined prior to Closing by an auditor selected in accordance with Section 4.6(b).


         SECTION 4.6  CALCULATION OF ADJUSTMENTS.

                 (a) Each Partner will estimate in good faith with respect to their respective Systems, and set forth, together with a detailed statement of the calculation thereof, the adjustments and prorations with respect to its Cable Business prescribed by Section 4.4 (the "Adjustments"), in a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of the TCA Partner or TCI Partner, as appropriate, and delivered to the other Partner at least 10 Business Days prior to the Effective Time. Each Initial Adjustment Certificate will be accompanied by appropriate documentation, including an accounts receivable detail with relevant aging information as of the Effective Time, in summary form, supporting the determination of the Adjustments proposed in such certificate. Following receipt of such Initial Adjustment Certificate, the recipient shall have five Business Days to review such schedule and supporting information and to notify the preparer of such Initial Adjustment Certificate of any disagreements with the preparer's estimates of its Adjustments. If the recipient provides a notice of disagreement with the preparer's estimates of such amounts within such five Business Day period, TCI Partner and TCA Partner shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Effective Time on such estimated amounts as of the Effective Time. The Partner with the highest estimated Adjustment shall adjust its Capital Account by an amount equal to the difference between the estimated Adjustment of the TCA Partner and TCI Partner. The other Partner's Capital Account shall then be adjusted pursuant to Section 4.5(b). The estimate so agreed upon by TCI Partner and TCA Partner or (if the parties do not reach such an agreement on such estimated amounts set forth in the Initial Adjustments Certificate prior to the Effective Time or if the recipient fails to provide a notice of disagreement with the preparer's estimates of such amounts within the time provided) the estimates of such

Adjustments set forth in the Initial Adjustments Certificate shall be the basis for determining the amount to be credited to the Capital Accounts of each Partner.

                 (b) Within 90 days after the Effective Date, TCA Partner and TCI Partner will each deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail the final determination of their respective Adjustments, which certificate will be accompanied by appropriate documentation supporting the amounts proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Effective Date, and which will be executed by an officer of TCA Partner or TCI Partner, as appropriate. Each Partner will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial and Final Adjustment Certificates. TCA Partner and TCI Partner will each review the other's Final Adjustment Certificate and will give written notice to the other Partner of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. TCA Partner and TCI Partner will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portion of the Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either TCA Partner or TCI Partner and the determination of such auditor will be final and will be binding upon all parties. If TCA Partner and TCI Partner cannot agree with respect to selection of an auditor, TCA Partner and TCI Partner will each select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon all parties. TCA Partner and TCI Partner will bear equally the expenses arising in connection with such determination of all disputed amounts, whether by agreement of the parties or by an auditor's determination, and payment of the final Adjustment amount (after taking into account any estimated Adjustment amount paid at the Effective Time) will be made by the Partner responsible therefor by wire transfer in immediately available funds to the other Partner within 15 Business Days after the final determination is made.

         SECTION 4.7  THE CLOSING; TERMINATION PRIOR TO THE EFFECTIVE DATE.

                 (a) Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by
Section 4.2 hereof shall take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas at 9:30 a.m., local time on the first day of the month following the month in which all conditions set forth in
Section 4.9 have been met, or at such other date, time and place as the parties hereto may otherwise agree (the "Closing").

                 (b) This Agreement may be terminated at any time prior to the Effective Date:

                          (i)     by mutual consent of TCI Partner and TCA
Partner; or

                          (ii)    by either TCI Partner or TCA Partner if the
Initial Capital Contributions shall have not been made pursuant to Section 4.2 of this Agreement on or before October 1,

1998 (unless the failure to so consummate the Initial Capital Contributions on or before such date shall be due to the wilful action or failure to act of the party seeking to terminate this Agreement).

                 (c)      Upon termination of this Agreement pursuant to
Section 4.7(b) hereof, this Agreement will forthwith become null and void; except that Sections 13.3 and 13.12 hereof shall survive such termination and that termination of this Agreement will not relieve either party of any liability for wilful breach of any covenants or agreements hereunder.

                 (d) TCI Partner and TCA Partner will each use commercially reasonable efforts to cause its Initial Capital Contribution to be made in accordance with Section 4.2 of the Agreement.

         SECTION 4.8 DELIVERIES ON THE EFFECTIVE DATE. In order to effect the Initial Capital Contributions, on the Effective Date:

                 (a) TCI Partner shall execute and deliver, or cause to be executed and delivered, to the Partnership or TCA Partner, as applicable:

                          (i)     such general and specific bills of sale,
endorsements, assignments, special warranty deeds and such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in the Partnership good title to the TCI Partner Assets;

                          (ii)    all other documents, instruments and writings
required to be delivered by TCI Partner to the Partnership pursuant to this Agreement or otherwise required in connection herewith;

                          (iii)   evidence satisfactory to TCA Partner that all
Liens (other than Permitted Liens and Assumed Debt) affecting or encumbering the TCI Partner Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form satisfactory to TCA Partner effecting such terminations, releases or waivers;

                          (iv)    certified corporate resolutions or other
evidence reasonably satisfactory to TCA Partner that the TCI Partner has taken all actions necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

                          (v)     TCA Partner will have received an opinion of
TCI Partner's General Counsel, dated the date of the Effective Date, in the form of Exhibit G;

                          (vi)    the Programming Supply Agreement, duly
executed by the applicable TCI Affiliate; and

                          (vii)   such other documents and instruments as may
be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

                 (b) TCA Partner shall execute and deliver, or cause to be executed and delivered, to the Partnership or TCI Partner, as applicable:

                          (i)     such general and specific bills of sale,
endorsements, assignments, special warranty deeds and such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in the Partnership good title to the TCA Partner Assets;

                          (ii)    all other documents, instruments and writings
required to be delivered by or on behalf of TCA Partner to the Partnership pursuant to this Agreement or otherwise required in connection herewith;

                          (iii)   evidence satisfactory to TCI Partner that all
Liens (other than Permitted Liens and Assumed Debt) affecting or encumbering the TCA Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form satisfactory to TCI Partner effecting such terminations, releases or waivers;

                          (iv)    certified resolutions of the Board of
Directors of TCA Partner or other evidence reasonably satisfactory to TCI Partner that TCA Partner has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

                          (v)     TCI Partner will have received an opinion of
Jackson Walker L.L.P., counsel for TCA Partner, dated the date of the Effective Date, in the form of Exhibit H;

                          (vi)    a fully executed asset purchase agreement
with Friendship Cable or a third party approved by TCI Partner (the "Purchasing Party") whereby the Purchasing Party would buy the systems listed on Schedule 4.8(b)(vi) (the "Purchase Systems") which are owned by the TCI Partner as of the date of this Agreement from TCI Partner; and

                          (vii)   an advertising representation agreement with
VPI Communications, Inc., which agreement shall be on terms satisfactory to each Partner ("Ad Sales Agreement"); and

                          (viii)  such other documents and instruments as may
be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

                 (c) the Partnership shall execute and deliver to (i) each of TCI Partner and TCA Partner an assumption agreement pursuant to which the Partnership shall assume the TCI Partner Liabilities and the TCA Partner Liabilities, respectively, and (ii) to the Partners the Programming Supply Agreement and Ad Sales Agreement; and

                 (d) TCA Management Co. shall execute and deliver to the Partners a duly executed counterpart to the Management Agreement.

         SECTION 4.9  CONDITIONS TO CONTRIBUTIONS.

                 (a) The respective obligations of each of TCI Partner and TCA Partner to make its Initial Capital Contribution shall be subject to the following conditions:

                          (i)     The absence of any effective injunction,
writ, preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein may not be consummated.

                          (ii)    No action, suit, proceeding or investigation
by or before any court, administrative agency or other governmental authority shall have been instituted (a) to restrain, prohibit or invalidate the transactions contemplated by this Agreement, (b) which seeks material or substantial damages by reason of completion of such transaction or (c) which may materially affect the right of the Partnership to own, operate or control after the Effective Time all or any material portion of the TCI Partner Assets or the TCA Partner Assets.

                 (b) The obligations of TCI Partner to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following additional conditions, any one or more of which may be waived by TCI Partner:

                          (i)     TCA Partner shall have performed and complied
in all material respects with all obligations and agreements and complied in all material respects with all covenants contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time and TCI Partner shall have received a certificate to that effect signed by an executive officer of TCA Partner.

                          (ii)    The representations and warranties of TCA
Partner set forth in this Agreement and in any Transaction Document, if specifically qualified by materiality, shall be true in all respects, and if not so qualified, shall be true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time and TCI Partner shall have received a certificate to that effect signed by an executive officer of TCA Partner.

                          (iii)   TCA Partner has executed (or caused to be
executed) and delivered to TCI Partner all of the items and documents required to be delivered by it pursuant to this Agreement, including those described under Section 4.8(b) and (c).

                          (iv)    TCA Partner has delivered to TCI Partner
evidence, in form and substance satisfactory to TCI Partner, that all of the Material Contractual Consents required to be obtained by TCA Partner have been obtained or given and are in full force and effect.

                          (v)     TCA Partner has delivered releases, in form
satisfactory to TCI Partner, of all Liens affecting any of the TCA Partner Assets (other than Permitted Liens and Assumed Debt) and a certificate of no taxes due with respect to TCA Partner and the TCA Partner Assets issued by appropriate state taxing authorities as of a date no earlier than 10 days prior to the Effective Time.

                          (vi)    There has not been any material adverse
change since July 31, 1997 in the TCA Partner Assets or the financial condition or operations of the TCA Partner Systems.

                          (vii)   The TCA Partner Systems are serving at least
146,424 Equivalent Basic Subscribers.

                          (viii)  The Partnership shall have entered into a
Management Agreement with TCA Management Co., pursuant to which TCA Management Co. will manage the business of the Partnership, the terms and conditions of such Management Agreement to be satisfactory to each of TCI Partner and TCA Partner.

                 (c) The obligations of TCA Partner to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following additional conditions, any one or more of which may be waived by TCA Partner:

                          (i)     TCI Partner shall have performed and complied
in all material respects with all obligations and agreements and complied in all material respects with all covenants contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time and TCA Partner shall have received a certificate to that effect signed by an executive officer of TCI Partner.

                          (ii)    The representations and warranties of TCI
Partner set forth in this Agreement and any Transaction Document, if specifically qualified by materiality, shall be true in all respects, and if not so qualified, shall be true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time and TCA Partner shall have received a certificate to that effect signed by an executive officer of TCI Partner.

                          (iii)   TCI Partner has executed (or caused to be
executed) and delivered to TCA Partner all of the items and documents required to be delivered by it pursuant to this Agreement, including those described under Section 4.8(a) and (c).

                          (iv)    TCI Partner has delivered to TCA Partner
evidence, in form and substance satisfactory to TCA Partner, that all of the Material Contractual Consents required to be obtained by TCI Partner have been obtained or given and are in full force and effect.

                          (v)     TCI Partner has delivered releases, in form
satisfactory to TCA Partner, of all Liens affecting any of the TCI Partner Assets (other than Permitted Liens and Assumed Debt) and a certificate of no taxes due with respect to TCI Partner and the TCI Partner Assets issued by appropriate state taxing authorities as of a date no earlier than 10 days prior to the Effective Time.

                          (vi)    There has not been any material adverse
change since July 31, 1997 in the TCI Partner Assets or the financial condition or operations of the TCI Partner Systems.

                          (vii)   The TCI Partner Systems are serving at least
140,885 Equivalent Basic Subscribers.

         SECTION 4.10  ADDITIONAL CAPITAL CONTRIBUTIONS BY PARTNERS.

                 (a)      (i)     Any call for additional Capital Contributions
must be approved by the unanimous consent of the Partnership Committee. In the event of such approval, the Partnership Committee shall notify the Partners of the amount of additional Capital Contribution required from each, determined in accordance with the relative amounts of their Partnership Interest, and the date by which such additional Capital Contribution shall be made to the Partnership. Such additional Capital Contributions when made shall increase the Partner's Capital Account.

                          (ii)    In the event that either Partner fails to
make the required additional Capital Contribution under this Section 4.10, the other Partner may at its sole option make such payment which shall be treated as either (1) an additional Capital Contribution and shall increase its own Capital Account in the manner set forth below, or (2) a subordinate loan bearing interest payable thereon at 2% over the Bank Rate. If the non-defaulting Partners elects (1) above, the non-defaulting Partner shall have the right, in exchange for contributing the defaulted capital to the Partnership, to adjust its Partnership Interest to reflect the contribution of the defaulted amount in accordance with the provisions of Section 4.11 hereof. Any such payment by the non-defaulting Partner shall render the rights of the Partnership against the defaulting Partner set forth in Section 4.10(b) ineffective as to such nonpayment.

                 (b) The Partners agree that the prompt payment of Capital Contributions hereunder is of the essence and that the failure to make such payments as provided herein will cause substantial injury to the Partnership and the other Partner and that the amount of damages caused by such injury will be difficult to calculate. Accordingly, the Partners agree that in the event that either Partner fails to pay any required Capital Contribution to the Partnership promptly when due, the Partnership Committee shall give such defaulting Partner written notice thereof, and if such defaulting Partner shall fail to make such required payment in full within seven (7) days following the mailing of such notice or such longer period as the Partnership Committee may elect, the Partnership may commence legal proceedings against such defaulting Partner to collect the due and unpaid payment of all amounts due as a Capital Contribution and the payment of all costs and expenses of collection incurred by the Partnership (including Legal Expenses).

         SECTION 4.11 ADJUSTMENT OF PARTNERSHIP INTERESTS UPON ADDITIONAL CAPITAL CONTRIBUTIONS. In the event that a Partner makes an additional Capital Contribution pursuant to Section 4.10(a)(ii), the Partnership Interests of TCA Partner and TCI Partner shall be adjusted to reflect such contribution. Such adjustment shall be achieved by (i) first, restating the Capital Accounts of the Partners to reflect the Fair Market Value of the assets of the Partnership,
(ii) second, crediting to the Capital Accounts the amounts contributed pursuant to the additional Capital Contributions, and (iii) third, recomputing the Partnership Interests on the basis of the ratio of the Capital Account balances to one another.

         SECTION 4.12 WITHDRAWALS OF CAPITAL ACCOUNTS. Except for Distributions contemplated by the provisions of Article VI hereof, no Partner shall be entitled to withdraw any amount from its Capital Account prior to the dissolution of the Partnership.

         SECTION 4.13 INTEREST ON CAPITAL ACCOUNTS. No interest or compensation shall be paid on or with respect to the Capital Account or Capital Contributions of any of the Partners.

         SECTION 4.14 TRANSFEREES. A permitted transferee of all or a part of an interest in the Partnership will succeed to the Capital Account of the transferor that is attributable to the transferred interest, as such Capital Account existed at the effective date of such transfer.

                                   ARTICLE V.
                             PARTNERSHIP INTERESTS

         SECTION 5.1 PARTNERSHIP INTEREST. The Partnership Interests of TCA Partner and TCI Partner shall be 80% and 20%, respectively. The Partnership Interests shall be subject to adjustment after the Effective Time in accordance with the terms of this Agreement.

         SECTION 5.2  TRANSFER OF PARTNERSHIP INTEREST.

                 (a) Except as expressly provided by this Agreement, no Partner shall, directly or indirectly, sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber its interest in the Partnership or any part thereof without the prior written consent of the other Partner, the consent of which may be granted or denied in its sole and absolute discretion. Any purported transfer of any interest of a Partner in the Partnership or any part thereof not in compliance with this Section 5.2 shall be void and of no force or effect, and the transferring Partner shall be liable to the other Partner and the Partnership for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a result of such noncomplying transfer. Notwithstanding the foregoing, (i) either Partner may make a bona fide pledge of its Partnership Interest to any financial institution or institutions as security for the extension of financing to such Partner by such financial institution or institutions, (ii) TCI Partner shall be entitled to transfer its Partnership Interest to Tele-Communications, Inc. or any of its Affiliates and (iii) TCA Partner shall be entitled to transfer its Partnership Interest to TCA or any of its Affiliates; provided, however, that no such transfer by a Partner of its Partnership Interest shall relieve such Partner of its obligations under Article VIII hereunder.

                 (b) From the date five years from the Effective Date to the termination of the Partnership in accordance with the terms of this Agreement (the "Call Period"), TCA Partner shall have the right to purchase (the "Call") from TCI Partner and TCI Partner shall be required to sell to TCA Partner all but not less than all of TCI Partner's Partnership Interest. If TCA Partner elects to exercise the Call it shall send written notice thereof in the manner set forth in Section 13.1 hereof (the date of such notice being hereafter referred to as the "Call Notice Date") to TCI Partner during the period commencing five years from the Effective Date and expiring upon the termination of the Partnership in accordance with the terms of this Agreement. The purchase price for TCI Partner's Partnership Interest pursuant to this Section 5.2(b) shall be equal to the amount derived from multiplying (i) TCI Partner's Partnership Interest on the Call Notice Date by (ii) the Fair Market Value of the Partnership on the Call Notice Date. The closing of the purchase shall take place at the principal offices of the Partnership not later than twelve months following the determination of the purchase price for TCI Partner's Partnership Interest pursuant to Section 5.3 hereof, subject to applicable law.

                 (c) From the date five years from the Effective Date to the termination of the Partnership in accordance with the terms of this Agreement (the "Put Period"), TCI Partner shall have the right to sell to TCA Partner and TCA Partner shall be required to purchase (the "Put) from TCI Partner all but not less than all of TCI Partner's Partnership Interest. If TCI Partner elects to exercise the Put it shall send written notice thereof in the manner set forth in Section 13.1 hereof (the date of such notice being hereafter referred to as the "Put Notice Date") to TCA Partner during the period commencing five years from the Effective Date and expiring upon the termination of the Partnership in accordance with the terms of this Agreement. The purchase price for TCI Partner's Partnership Interest pursuant to this
Section 5.2(c) shall be equal to the amount derived from multiplying (i) TCI Partner's Partnership Interest on the Put Notice Date by (ii) the Fair Market Value of the Partnership on the Put Notice Date. The closing of the purchase shall take place at the principal offices of the Partnership not later than twelve months following the determination of the purchase price for TCI Partner's Partnership Interest pursuant to Section 5.3 hereof, subject to applicable law.

         SECTION 5.3 FAIR MARKET VALUE DETERMINATION. The Partners shall, within 60 days of a notice under Section 5.2 of this Agreement requiring a determination of the Fair Market Value, try by mutual agreement among themselves to determine the Fair Market Value of the Partnership. If the Partners fail to agree upon the Fair Market Value within such 60 Business Days, then each Partner shall, within ten Business Days, select a nationally recognized investment banking firm (the "Investment Advisor") to evaluate the Partnership assets and to determine in good faith within 60 days of the engagement of such Investment Advisors the Fair Market Value of the Partnership. If the two values are within 3% of each other, then the Fair Market Value of the Partnership will be the average of the two appraisal values. If the values are not within 3% of each other, the two appraisers selected by the parties will select a third qualifier appraiser who will determine the Fair Market Value of the Partnership. The Fair Market Value of the Partnership used to determine the purchase price will be equal to the average of the two appraisals that are closest to one another. If the highest and lowest appraisals are equidistant from the middle, then such Fair Market Value shall be equal to the middle appraisal. Each party will bear the expenses of the investment its Investment Advisor and if a third investment banking firm is used, the parties will share the expense of the third firm equally.

         SECTION 5.4  CONSIDERATION FOR PUT/CALL PURCHASE PRICE.

                 (a) The Partners shall undertake in good faith to structure the Put and Call in a manner that provides tax free treatment to the TCI Partner or at a minimum reduces the taxable nature of the Put/Call transaction for the TCI Partner.

                 (b) In accordance with Section 5.4(a) above, within thirty days after the determination of the Fair Market Value of the Partnership, the Partners shall mutually agree to the form and type of consideration to be used for the Put/Call Purchase Price. Examples of the form and type of consideration used for the purchase price of the put/call are (i) an equity security in TCA, (ii) a cable system owned by a third party to be purchased by the Partnership and distributed to the TCI Partner, or (iii) a distribution of assets out of the Partnership as mutually agreed upon by the Partners. The Partners acknowledge that the foregoing examples are not exhaustive of the types of transactions that could be structured to minimize the tax treatment for the TCI Partner. If the Partners agree to the form and type of consideration within such thirty day period, the Partners shall agree to the structure and mechanics for the payment of the Put/Call Purchase Price within sixty days after the determination of the Fair Market Value of the Partnership.

                 (c)      (i)     If the Partners are unable to mutually agree
within the thirty day period described in clause (b) above to the form and type of consideration, then the TCI Partner shall have the option to (A) require the TCA Partner to pay cash in the amount of the Put/Call Purchase Price or (B) designate a system (either one owned by the Partnership or by a third party ("Designated System")) and require the Partnership to distribute such Designated System to TCI Partner as consideration for the Put/Call Purchase Price, the value of which shall be determined pursuant to Section 5.3 (if owned by the Partnership) or through an arms length negotiation (if owned by a third party) (the "Designated System Value"). TCI Partner shall notify the TCA Partner in writing of its option within sixty days after the determination of the Fair Market Value of the Partnership (the "Option Notice"). Within thirty days after the Option Notice, TCI Partner will notify TCA Partner of the Designated System and the structure and mechanics for the distribution of the Designated System to the TCA Partner.

                          (ii)    In accordance with Section 5.4(a) and
pursuant to this Section 5.4, the TCI Partner has an option to require the Partnership to distribute a Partnership Asset to it and then exchange such Asset for the Designated System in a tax-free exchange pursuant to Section 1031 of the Code or require the Partnership to purchase the Designated System and have such System distributed to the TCI Partner and in either case, a portion of the Partnership debt may be assumed by TCI Partner in an amount equal to the negative basis, if any, in TCI Partner's Partnership Interest (before any allocation of debt). The Partners acknowledge that the foregoing examples are not exhaustive of the types of transactions that could be structured to minimize the tax treatment for the TCI Partner and agree that the TCI Partner may structure the payment of the Put/Call Purchase Price in any manner necessary to minimize the tax treatment for the TCI Partner.

                 (d) If the Designated System Value is greater than the Put/Call Purchase Price, TCI Partner shall pay to TCA Partner the difference. Conversely, if the Designated System Value is less than the Put/Call Purchase Price, TCA Partner shall pay to TCI Partner the difference. In each case, the form of payment for the difference shall be mutually agreed to by the Partners, and, failing agreement within thirty days after the Option Notice, the consideration shall be paid in cash.

         SECTION 5.5 ASSIGNMENT OF INTEREST IN DISTRIBUTIONS. Notwithstanding the provisions of Section 5.2 hereof, and except as required by law, a Partner may assign all or a portion of its interest in its right to receive Distributions to any entity or person without the consent of the other Partner. An assignee of an interest in distributions does not become an additional or a substituted Partner and shall have no right to require any information or account of the Partnership's transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Partner would be entitled to vote under this Agreement.

                                  ARTICLE VI.
                      PROFITS AND LOSSES AND DISTRIBUTIONS

         SECTION 6.1 ALLOCATION OF PROFITS, GAINS AND LOSSES. Commencing at the Effective Time and continuing until the termination of the Partnership, all Profits or Losses for each Fiscal Year, shall be allocated to the Capital Accounts of the Partners as provided in Sections 6.1(a) and (b):

                 (a) Profits and Losses. After any special allocations required to be made by Section 6.1(b) have been made for each Fiscal Year, all remaining Profits or Losses from the operations of the Partnership for each Fiscal Year shall be allocated between the Partners in proportion to their respective Partnership Interests.

                 (b) Special Rules. Notwithstanding the general allocation rules set forth in Section 6.1(a), the following special allocation rules shall apply under the circumstances described.

                          (i)     Minimum Gain Chargeback.  If there is a net
decrease in Minimum Gain during a Fiscal Year, each Partner will be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) equal to that Partner's share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulations, Section 1.704 -2(g)(2)). This provision is intended to comply with the Minimum Gain Chargeback requirements of Treasury Regulations,
Section 1.704-2(f) and shall be interpreted consistently therewith.

                          (ii)    Partner Nonrecourse Deductions.  Partner
Nonrecourse Deductions shall be allocated to the Partners who bear the economic risk of loss for a Partner Nonrecourse Debt that gave rise to those deductions in accordance with Treasury Regulations, Section 1.704-(2)(i)(1).

                          (iii)   Partner Nonrecourse Debt Minimum Gain
Chargeback. If there is a net decrease during a Fiscal Year in the Partner Nonrecourse Debt Minimum Gain during any Fiscal Year any Partner who has a share of the Partner Nonrecourse Debt as provided in Treasury Regulations,
Section 1.704-2(i)(5) shall be allocated items of Partnership income and gain for such Fiscal Year in such amounts and in such manner as required under Treasury Regulations, Section 1.704-2(i)(4). This provision is intended to comply with the minimum gain chargeback requirement of Treasury Regulations,
Section 1.702(i)(4) and shall be interpreted consistently therewith.

                          (iv)    Qualified Income Offset.  If a Partner
unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations, Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain (including gross income) shall be specially allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Partner's Adjusted Capital Account as quickly as possible. This provision shall be interpreted consistently with Treasury Regulations, Sections 1.704(b)(2)(ii)(d).

                          (v)     Limited Effect and Interpretation.  The
special rules set forth in Sections 6.1(b)(i), (ii), (iii) and (iv) (the "Regulatory Allocations") shall be applied only to the extent required by applicable Treasury Regulations for the resulting allocations provided for in this Section 6.1, taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Treasury Regulations, Sections 1.704-1(b), 1.704-2 and 1-752-1 through 1.752-5 and shall be interpreted and applied consistently therewith.

                          (vi)    Curative Allocations.  The Regulatory
Allocations may not be consistent with the manner in which the Partners intend to divide the Partnership Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Partners in a manner consistent with Treasury Regulations, Sections 1.704-1(b) and 1.704-2 so as to negate as rapidly as possible any deviation (after taking into account any expected future Regulatory Allocations pursuant to Sections 6.1(b)(i) and 6.1(b)(iii)), from the manner in which Partnership Profits, Losses and other items are intended to be allocated among the Partners pursuant to Section 6.1(a) that is caused by the Regulatory Allocations.

                          (vii)   Change in Regulations.  If the Treasury
Regulations incorporating the Regulatory Allocations are hereafter changed or if new Treasury Regulations are hereafter adopted, and such changed or new Treasury Regulations, in the opinion of independent tax counsel for the Partnership, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article VI would not be respected for federal income tax purposes, the Partners shall make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Partner pursuant to this Agreement.

                          (viii)  Change in Partners' Partnership Interests.
If there is a change in any Partner's share of the Profits, Losses or other items of the Partnership during any Fiscal Year, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such Fiscal Year in accordance with Code section 706, using the closing-of-the-books method, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Partnership if such asset is placed in service prior to or during the Fiscal Year.

                 (c)  Tax Allocations.

                          (i)     In General.  Except as set forth in Section
6.1(c)(ii), allocations for tax purposes of items of income, gain, loss, deduction, and credits, and basis therefor, shall be made in the same manner as allocations for Capital Accounts purposes set forth in Sections 6.1(a) and (b). Allocations pursuant to this Section 6.1(c) are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                          (ii)    Special Rules.

                                  (A)      Elimination of Book/Tax Disparities.
Items of depreciation, amortization, and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to Treasury Regulations, Section 1.704-1(b)(2)(iv)(f), computed for income tax purposes, shall be allocated to the Partners under the "traditional method with curative allocations" as provided in Treasury Regulations, Section 1.704-3(c); provided, that to the extent permitted by Treasury Regulations, Section 1.704-3(c), such curative allocations shall (i) only be made from (A) items of Partnership depreciation, amortization and other cost recovery deductions, solely with respect to property contributed to the Partnership by the Partners, computed for income tax purposes, and (B) items of income, gain or loss, computed for income tax purposes, recognized by the Partnership upon disposition of the contributed or revalued property, and (ii) in addition to being made (from the items specified in clause (i) above) to the extent necessary to offset the effect of the "ceiling rule" for a current taxable year shall also be made to the extent necessary to offset the effect of the ceiling rule for prior taxable years in accordance with the second sentence of Treasury Regulations, Section 1.704-3(c)(3)(ii) and Treasury Regulations, Section 1.704-3(c)(3)(iii)(B). This provision is intended to comply with the requirements of Code section 704(c) and Treasury Regulations, Sections 1.704-1(b)(iv)(2)(d)(3) and 1.704-3, and shall be interpreted consistently therewith.

                                  (B)      Allocation of Items Among Partners.
Except as otherwise provided in Section 6.1(c)(ii)(A), each item of income, gain, loss and deduction and all other items governed by Code section 702(a) shall be allocated among the Partners in proportion to the allocation of Profits or Losses and other items to the Partners hereunder, provided that any gain recognized from any disposition of a Partnership asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of Profits, Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Partner.

                                  (C)      Tax Credits.  Any tax credits shall
be allocated among the Partners in accordance with Treasury Regulations,
Section 1.704-1(b)(4)(ii), unless the applicable Code provision shall otherwise require.

                 (d) Conformity of Reporting. The Partners are aware of the income tax consequences of the allocations made by Section 6.1(c) and hereby agree to be bound by the provisions of Section 6.1(c) in reporting their shares of Partnership profits, gains, income, losses, deductions, credits and other items for income tax purposes.

                 (e) Restoration of Negative Capital Accounts. Except as may be otherwise required by law, or in respect of any negative balance resulting from a distribution made in contravention of this Agreement, no Partner with a negative balance in its Capital Account upon the liquidation of the Partnership or the liquidation or other termination of its Interest shall have any obligation to the Partnership or to the other Partner to restore such negative balance.

         SECTION 6.2 ALLOCATION TO TRANSFERRED PARTNERSHIP INTERESTS. Subject to Section 5.2, income, gains, losses, deductions and credits allocated to an interest in the Partnership assigned or issued during a Fiscal Year shall be allocated to each entity or person who was the holder of the Interest in the Partnership during an interim period in respect of which the books of the Partnership shall be closed, or in any other manner permitted by the Code and selected by the Partnership Committee. The effective date of the assignment shall be (a) in the case of a voluntary assignment, the actual date the assignment is recorded on the books of the Partnership, or (b) in the case of involuntary assignment, the date of the operative event.

         SECTION 6.3  DISTRIBUTIONS.

                 (a) (i) In respect of each month the Partnership shall distribute to the Partners, an amount equal to 100% of the estimated Free Cash Flow for such month as set forth in the Budget, such Distribution to be made within fifteen Business Days of the end of such month.

                          (ii)    In respect of each fiscal quarter the
Partnership will distribute to the Partners 100% of the quarterly Free Cash Flow, if any, in excess of the monthly Distributions made during such fiscal quarter pursuant to clause (i) above or if such monthly Distribution(s) were in excess of the actual Free Cash Flow for such quarter subsequent monthly Distribution(s) will be appropriately reduced in an amount to be agreed upon by the Partners.

                          (iii)  Except as provided in Section 9.2,
Distributions made pursuant to this Section 6.3 shall be made to the Partners ratably in proportion to their respective Partnership Interests.

                 (b) Any other provision of this Agreement to the contrary notwithstanding, no Distribution shall be made which would render the Partnership insolvent or which is prohibited by the terms of any Partnership indebtedness.

                                  ARTICLE VII.
                            TAX MATTERS AND REPORTS

         SECTION 7.1 FILING OF TAX RETURNS. The Partnership Committee, at the expense of the Partnership, shall prepare and file, or cause the accountants of the Partnership to prepare and file, a federal information tax return in compliance with Section 6031 of the Code and any required state and local income and other tax and information returns for each tax year of the Partnership. TCA Partner shall act as the Tax Matters Partner of the Partnership as that term is defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall promptly advise the other Partner of audits or other actions by the Internal Revenue Service. The Tax Matters Partner shall consult with and carry out the decisions of the Partnership Committee regarding all tax matters. The Tax Matters Partner may not contest, settle or otherwise compromise assertions made by the auditing agent or other representative of the Internal Revenue Service without the unanimous approval of the Partnership Committee.

         SECTION 7.2 TAX AND FINANCIAL REPORTS TO CURRENT AND FORMER PARTNERS. Within the due date (including extensions thereof) of the Partnership information tax returns (but in no event later than June 1), the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner a report setting forth in sufficient detail such information as is required to be furnished to Partners by law (e.g., Section 6031(b) of the Code and regulations thereunder) and as shall enable such Partner to prepare its federal, state and local income tax or informational returns in accordance with
the laws, rules and regulations then prevailing.   The Partnership shall
provide copies of all Federal, State and local income tax or informational returns to the Partners when filed. Financial statements will be distributed to the Partners within seventy five (75) days after the end of the

Partnership's Fiscal Year if such financial statements are to be included in a Partner's annual report on Form 10-K as required by any rules and regulations promulgated by the Securities and Exchange Commission (ninety days if not so required to be filed). If the Partnership's financial statements are required to be filed in a Partner's Form 10-K filing, such Partner will notify the Partnership thereof no later than December 15. The Partners will receive monthly consolidated profit and loss statements, balance sheets and system statistics (homes passed, EBUs and premium subscribers by service) within twenty five (25) days after the end of each month. The Budgets will be distributed to the Partners within 15 days after the preparation thereof.

         SECTION 7.3 BOOKS AND RECORDS; INDEPENDENT AUDIT. Complete books and records accurately reflecting the accounts, business, transactions, Capital Accounts and Partners of the Partnership shall be maintained and kept by the TCA Management Co. on behalf of the Partnership at the Partnership's principal place of business. The books and records of the Partnership shall be open at reasonable business hours on prior appointment for inspection and copying by the Partners. The books and records of the Partnership shall be audited by certified public accountants selected in accordance with Section 3.4.

         SECTION 7.4 METHOD OF ACCOUNTING. The books and accounts of the Partnership shall be maintained both for financial reporting purposes and for income tax purposes. The financial books of the Partnership shall be kept on the accrual basis of accounting in accordance with generally accepted accounting principles, consistently applied. Notwithstanding the foregoing, the Capital Accounts of the Partners shall be determined and maintained in accordance with the provisions of Section 4.1. The books and records of the Partnership shall be open to inspection, examination and audit by each Partner.

         SECTION 7.5 WITHHOLDING. Notwithstanding any other provision of this Agreement, the Partnership Committee is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any federal, state and local withholding requirement with respect to any allocation, payment or Distribution by the Partnership to any Partner or other entity or person. All amounts so withheld shall be treated as Distributions to the Partners. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner's interest in the Partnership hereby indemnifies and agrees to hold harmless the Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.

         SECTION 7.6 TAX ELECTIONS. Upon the request of any Partner, the Partnership will make the election under Section 754 of the Code in accordance with applicable Treasury Regulations thereunder for the first Fiscal Year in which such election could apply. In addition to the foregoing, the Partnership Committee shall, in its sole discretion, determine whether to make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement.

                                 ARTICLE VIII.
                        INDEMNIFICATION AND EXCULPATION

         SECTION 8.1  INDEMNIFICATION OF THE PARTNERS.

                 (a) The Partnership shall indemnify and hold harmless the Partners and any partner, officer, employee, agent or affiliate of a Partner and any employee or agent of the Partnership and/or the legal representatives of any of them, and each other person who may incur liability as a partner or otherwise in connection with the management of the Partnership or any corporation or other entity in which the Partnership has an investment, against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him or it in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he or it may be involved or with which he or it may be threatened, while a Partner or serving in such other capacity or thereafter, by reason of its being or having been a Partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his office, or criminal intent. The Partnership shall have the right to approve any counsel selected by any indemnitee and to approve the terms of any proposed settlement. The Partnership shall advance to a Partner and any partner, officer, employee, agent or affiliate of a Partner or the Partnership reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding upon receipt of an undertaking by or on behalf of the party receiving such advance to repay such advance if it shall ultimately be determined that the party receiving such advance is not entitled to indemnification under this Agreement. Each Partner hereby agrees, and each partner, officer, employee, agent or affiliate of the Partner or the Partnership shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such indemnified party shall reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Section 8.1(a). The rights accruing to a Partner and each partner, officer, employee, agent or affiliate of a Partner or the Partnership under this Section 8.1(a) shall not exclude any other right to which it or they may be lawfully entitled; provided, that any right of indemnity or reimbursement granted in this Section 8.1(a) or to which any indemnified party may be otherwise entitled may only be satisfied out of the assets of the Partnership and no withdrawn Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.1(a) shall not be construed so as to provide for the indemnification of a Partner or any partner, officer, employee, agent or affiliate of a Partner or the Partnership for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 8.1(a) to the fullest extent permitted by law.

                 (b) The Partnership shall indemnify and hold harmless TCI Partner and any partner, officer, employee, agent or affiliate of TCI Partner from and against all Losses arising out of or resulting from the TCI Partner Liabilities.

                 (c) The Partnership shall indemnify and hold harmless TCA Partner and any partner, officer, employee, agent or affiliate of TCA Partner from and against all Losses arising out of or resulting from the TCA Partner Liabilities.

         SECTION 8.2  INDEMNIFICATION BY THE PARTNERS.

                 (a) TCI Partner shall indemnify and hold the Partnership and the TCA Partner harmless from and against, and shall reimburse the same for, all Losses which may be claimed or assessed against it, or to which it may be subject, in connection with any and all claims, suits or asserted Losses which arise from or are related to (i) the inaccuracy or incompleteness of any representation or warranty of TCI Partner (whether relating to TCI Partner or the TCI Partner Entities) contained in or made pursuant to this Agreement, (ii) to the ownership and operation of the TCI Partner Systems by the TCI Partner or the TCI Partner Entities on or prior to the Effective Time, or (iii) the failure of it or the TCI Partner Entities to perform when due in all material respects any of their respective covenants, agreements or obligations in this Agreement or any Transaction Document, or in the case of any agreement, covenant, or obligation, which by its terms is qualified by a limitation that performance need only be material, any failure to perform such covenant, agreement or obligation.

                 (b) TCA Partner shall indemnify and hold the Partnership and the TCI Partner harmless from and against, and shall reimburse the same for, all Losses which may be claimed or assessed against it, or to which it may be subject, in connection with any and all claims, suits or asserted Losses which arise from or are related to (i) the inaccuracy or incompleteness of any representation or warranty of TCA Partner (whether relating to TCA Partner or the TCA Partner Entities) contained in or made pursuant to this Agreement, (ii) the ownership and operation of the TCA Partner Systems by the TCA Partner or the TCA Partner Entities on or prior to the Effective Time, or (iii) the failure of it, the TCA Partner Entities or TCA Management Co. to perform when due in all material respects any of their respective covenants, agreements or obligations in this Agreement, any Transaction Document or the Management Agreement, or in the case of any agreement, covenant, or obligation, which is by its terms is qualified by a limitation that performance need only be material, any failure to perform such covenant, agreement or obligation.

                 (c)  The party seeking indemnification under Sections 8.2 and
8.1 (the "Indemnified Party") agrees to give the party that would be obligated to provide such indemnification (an "Indemnifying Party") prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. With respect to claims for indemnification brought pursuant to this Section 8.2 and Section 8.1, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense, which counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such claim or proceeding pursuant to this Section 8.2 or Section 8.1, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party incurred in connection with such participation shall be paid by the Indemnified Party; provided, however, that the Indemnifying Party shall be responsible for such expenses if the Indemnified Party reasonably concludes that counsel selected by the Indemnifying Party has a conflict of interest. The Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of any such claim, assertion, event or proceeding. If the Indemnifying Party elects not to compromise or defend such claim or proceeding or contests its obligation to indemnify under this Section 8.2, Section 8.1(b) or Section 8.1(c), the Indemnified Party hereof may pay, compromise or defend such claim or proceeding at the Indemnifying Party's expense. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably delayed or withheld.

                 (d) If the Partnership sells any of the TCI Systems, the TCA Partner shall indemnify and hold the TCI Partner harmless from and against, and shall reimburse, or cause to be reimbursed, the same for, all tax liabilities associated with any gain attributed to the TCI Partner in excess of an amount equal to (i) TCI Partner's Partnership Interest at the time of the sale multiplied by (ii) the total gain relating to such sale. The foregoing indemnification obligation shall be accomplished in a non-taxable or after tax manner so that the TCI Partner shall not pay tax on any such reimbursement.

         SECTION 8.3 SURVIVAL OF REPRESENTATIONS. All representations and warranties contained in this Agreement or in any Schedule or Exhibit delivered pursuant hereto shall terminate on the first anniversary of the Effective Time; provided, however, that the representations and warranties set forth in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d) and 10.1(f) and 10.2(a), 10.2(b),
10.2(c), 10.2(d) and 10.2(f) shall survive in perpetuity. Notwithstanding anything to the contrary contained herein, all representations and warranties made by the Partners in this Agreement or in any Schedule or Exhibit delivered pursuant hereto, and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice stating the nature of the claim prior to the date on which any such representation and warranty expires.

         SECTION 8.4      DETERMINATION OF INDEMNIFICATION AMOUNTS AND RELATED
MATTERS.

                 (a) Neither Partner shall have any liability under Sections 8.2(a) and (b) unless the aggregate amount of Losses subject to its indemnification obligations thereunder exceeds $500,000 (the "Minimum Damage Requirement") in which case the relevant Partner will be liable for all Losses; provided that the Minimum Damage Requirement will not apply to any Losses resulting or arising out of (i) the failure by either Partner, as applicable, to pay any Tax or any franchise fee to any Governmental Authority when due or any other breach of such party's representations, warranties, covenants or agreements with respect to Tax matters contained in this Agreement, (ii) the failure by either Partner to pay any copyright payments, including interest and penalties thereon, when due or any other breach of such parties' representations, warranties, covenants or agreements with respect to copyright payments contained in this Agreement,
(iii) any refund obligations to subscribers of the Systems for the period prior to the relevant Effective Time based upon rules and regulations promulgated by the FCC under the Cable Act, or any authoritative interpretation thereof, in effect on or prior to the relevant Effective Time, including any penalties or interest payments relating thereto or relating to any litigation described on
Schedule 10.1(i) (with respect to TCI Partner) or Schedule 10.2(i) (with respect to TCA Partner) (the "Refund Obligation"), (iv) any breach of the representations, warranties, covenants or agreements of either Party with respect to any Environmental Law contained in this Agreement, and (v) any Losses arising out of TCA Management Company's performance under the Management Agreement. Neither Partner will have any liability under Section 8.2 to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations hereunder exceeds $31,500,000 (the "Cap"); provided, however, that the Cap shall not apply to any Losses resulting or arising from any Refund Obligations.

                 (b) Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses under Sections 8.2 will be payable by the Indemnifying Party within five business days after the Indemnifying Party receives notice of the Losses incurred by the Indemnified Party, and will bear interest at the rate publicly announced from time to time by The Bank of New York as its prime rate plus two percent (2%) per annum (the "Bank Rate") from the date the Indemnifying Party receives notice of the Losses for which indemnification is sought until the date of payment of indemnification by the Indemnifying Party, if such indemnification payment is not made by the Indemnifying Party within five business days after receiving notice of the Indemnified Party's request for indemnification.

         SECTION 8.5 EXCULPATION. Any Partner and any partner, officer, employee, agent or affiliate of a Partner or the Partnership shall not be liable to any Partner or the Partnership for mistakes of judgment or for action or inaction which such Partner or any such partner, officer, employee, agent or affiliate of such Partner or the Partnership reasonably believed to be in the best interests of the Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties, or criminal intent. Each Partner may (on its own behalf or on the behalf of any partner, officer, employee, agent or affiliate thereof) consult with counsel, accountants and other experts in respect of the Partnership's affairs and such Partner (or such partner, officer, employee, agent or affiliate thereof) shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.4 shall not be construed so as to relieve (or attempt to relieve) a Partner and any partner, officer, employee, agent or affiliate of a Partner or the Partnership of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 8.4 to the fullest extent permitted by law.

                                  ARTICLE IX.
                          TERMINATION AND DISSOLUTION

         SECTION 9.1 EVENTS OF DISSOLUTION. The Partnership shall dissolve upon (i) bankruptcy, insolvency or appointment of a trustee or receiver to manage the affairs of a Partner, (ii) dissolution being required by operation of law (including the occurrence of an event specified under the laws of Delaware as one effecting a dissolution) or judicial decree, (iii) the unanimous written consent of the Partners, (iv) the sale, transfer or other disposition of substantially all of the assets of the Partnership or (v) the expiration of the term of the Partnership. Without the unanimous consent of the Partners, each Partner agrees not to voluntarily withdraw as a Partner and if any of such Partners effects such withdrawal in violation of this Agreement, the Partnership may recover damages for breach of this Agreement. Upon dissolution of the Partnership, a statement shall be prepared by the accountants for the Partnership which sets forth the assets and liabilities of the Partnership and a copy shall be distributed to each of the Partners and then the Partnership Committee shall wind up the affairs of the Partnership and, subject to the provisions of Section 9.2, use its best efforts to reduce to cash or cash equivalents such assets of the Partnership as it deems advisable, discharge the liabilities of the Partnership and terminate the Partnership as a partnership. Notwithstanding the foregoing, the Partnership Committee may unanimously determine not to sell all or any portion of the assets and properties of the Partnership, in which event such assets and properties shall be distributed in kind pursuant to Section 9.2.

         SECTION 9.2 ORDER OF DISSOLUTION. In settling accounts after dissolution, the assets of the Partnership shall be applied and distributed as expeditiously as possible in the following order of priority:

                 (a) to the payment of the costs of winding up the affairs of, liquidating and dissolving the Partnership, including, without limitation, expenses of selling assets of the Partnership, discharging the liabilities of the Partnership, distributing the assets of the Partnership and terminating the Partnership as a partnership in accordance with Section 9.1 hereof;

                 (b) to creditors, including a Partner to the extent of any outstanding loan or advance;

                 (c) to the establishment of reasonable reserves to provide for any contingent or unforeseen liabilities or obligations to creditors;

                 (d) to the payment of all amounts owed to any Partner other than loans, and then to loans to the Partnership made by Partners in proportion to each Partner's Partnership Interest, provided that if the aggregate amount of each Partner's outstanding loans, including accrued interest, shall not be in the same proportion to the total of all outstanding loans of Partners as each Partner's

Partnership Interest, then payments hereunder shall be first applied to reduce the loan balance of the Partner whose proportion of the outstanding loans is in excess of its Partnership Interest until the outstanding loans of each Partner are in proportion to their respective Partnership Interests; and

                 (e) to those Partners with positive Capital Account balances (in proportion to such Capital Account balances) provided, however that if items of Partnership property ("Distributable Property") are proposed to be distributed in kind pursuant to a determination of the Partnership Committee described in Section 7.2(b), the following procedure shall govern the amount of the distribution to the respective Partners:

                          (i)     A calculation shall be made of the gain or
loss ("deemed gain or loss") which would be realized for federal income tax purposes by the Partnership with respect to the Distributable Property if it were sold at Fair Market Value. For purposes of the distribution described in this Section 9.2, such deemed gain or loss shall be allocated among the Partners in accordance with the provisions of Article 6, as if such gain or loss had been realized by the Partnership upon an actual sale of the Distributable Property, and the Capital Accounts of the Partners shall be adjusted in accordance with the provisions of Section 4.1(a) to reflect such allocations;

                          (ii)    Items of Distributable Property and other
Partnership assets available for distribution to the Partners shall be distributed to the Partners in accordance with the positive Capital Accounts balances as adjusted, distributions of items of Distributable Property being accounted for on the basis of their respective Fair Market Values;

                          (iii)   The determination of what items of such
Distributable Property are distributed to which Partner shall be determined and mutually agreed to by the Partners.

         SECTION 9.3 TIMING REQUIREMENTS. In the event the Partnership is "liquidated" within the meaning of Treasury Regulations, Section 1.704-1(b)(2)(ii) (g) distributions shall be made pursuant to Section 9.2 to the Partners who have positive Capital Account balances in compliance with Treasury Regulations, Section 1.704-1(b)(2)(ii)(b)(2). If all Partners agree in their sole discretion, a portion of the distribution that would otherwise be made pursuant to the preceding sentence may be:

                 (a) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the trustee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

                 (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable and the other requirements of Treasury Regulations, Section
1.704-1(b)(2)(ii)(b) shall be met.

                                   ARTICLE X.
                         REPRESENTATIONS AND WARRANTIES

         SECTION 10.1 REPRESENTATIONS AND WARRANTIES OF TCI PARTNER. Except as set forth on the TCI Partner Disclosure Schedules, TCI Partner hereby represents and warrants as of the date of this Agreement and as of the Effective Date to TCA Partner as follows, and acknowledges that TCA Partner is relying on such representations and warranties in entering into this Agreement:

                 (a) Organization. TCI Partner is a limited partnership duly formed and validly existing under the laws of the State of Colorado, and has the partnership power and authority to cause the TCI Partner Entities to convey the TCI Partner Systems to the TCI Partner and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                 (b) Authority. The execution and delivery of, the consummation of the transactions contemplated by, and the performance of its obligations under, this Agreement have been duly authorized by all necessary action on TCI Partner's behalf.

                 (c) Execution and Delivery. This Agreement and any other agreements or instruments executed and delivered pursuant hereto to which TCI Partner or the TCI Partner Entities are parties that have been (or, when executed and delivered, will be) duly executed and delivered by, and constitute (or, when executed and delivered, will constitute) legal, valid and binding obligations of it enforceable against TCI Partner or the TCI Partner Entities in accordance with their terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application, both at law and in equity, affecting the rights of creditors generally.

                 (d) No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or partnership agreements of TCI Partner or the TCI Partner Entities, (ii) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which TCI Partner or the TCI Partner Entities or any of their properties may be bound or affected or to which they are party or bound or result in the creation of any Lien upon any of the properties included in the TCI Partner Assets or (iii) violate any order, writ, injunction, decree, judgment, ruling, law, notice of violation, rule or regulation of any court, public body or authority or any other restriction of any kind or character, applicable to TCI Partner or the TCI Partner Entities or any of the TCI Partner Assets.

                 (e)  Consents and Approvals.  Except as set forth on Schedule
1.3 hereto, there is no requirement applicable to TCI Partner to make any filing with, or to obtain any permit, authorization or consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated hereby.

                 (f)  Title to Properties; Encumbrances.

                          (i)  Schedule 10.1(f)(i) contains descriptions of all
owned Real Property and Schedule 1.1 contains description of all material items of leased Real Property included in the TCI Partner Assets, which comprise all material items of Real Property used by TCI Partner or the TCI Partner Entities to operate the TCI Partner Systems. Except as described in the following sentence or in Schedule 10.1(f)(i), TCI Partner or the TCI Partner Entities has good title to (or in the case of leased assets, a valid leasehold interest in) all of the property included in the TCI Partner Assets and validly holds all necessary state, local and federal authorizations, including FCC licenses or permits, and local franchises required to operate the TCI Partner Systems in the manner in which they are currently being operated and the issuance of such authorizations are no longer subject to administrative or judicial review. None of such properties or assets is subject to any Lien of any kind (whether absolute, accrued, contingent or otherwise), except (a) as set forth in
Schedule 10.1(f)(i) hereto ("TCI Permitted Liens"), and (b) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operation of the TCI Partner Systems. When considered as a whole, the TCI Partner Assets are in good working condition. All items of cable plant and headend equipment included in the TCI Partner Assets (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (b) will permit the TCI Partner Systems to operate in all material respects substantially as they are being operated on the date of this Agreement and in accordance with the terms of all applicable TCI Partner Franchises and Licenses.

                          (ii)  Schedule 10.1(f)(ii) sets forth a true and
complete list of all of the TCI Partner Franchises and Licenses. Each of the TCI Partner Franchises and Licenses listed on Schedule 10.1(f)(ii) is valid and in full force and effect. No event has occurred with respect to any of the authorizations which permits, or after notice or lapse of time would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of such authorizations that would have a material adverse effect on the business of the holder of such authorization. With respect to the TCI Partner Franchises and Licenses, TCI Partner or the TCI Partner Entities have duly and timely filed as required by the appropriate franchising authorities all appropriate valid requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each of the TCI Partner Franchises and Licenses. Except as disclosed in

Schedule 10.1(f)(ii) hereto, each of the TCI Partner Systems is currently in compliance in all material respects with all of the TCI Partner Franchises and Licenses.

                 (g) Financial Information. TCI Partner has delivered, or caused to be delivered, to TCA Partner an unaudited balance sheet of each of the TCI Partner Systems as of December 31, 1996 and unaudited statements of operations of each of the TCI Partner Systems for the year ended December 31, 1996. The statements of operations and the balance sheet were prepared in accordance with generally accepted accounting principles, consistent with past practice and present fairly the results of operations and financial condition of the TCI Partner Systems as of and for the periods indicated.

                 (h) No Adverse Change. Since July 31, 1997, (i) there has not been any material adverse change in the TCI Partner Assets or in the financial condition or operation of the TCI Partner Systems, (ii) the TCI Partner Assets and the financial condition and operations of the TCI Partner Systems have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or otherwise and (iii) the TCI Partner Systems have been conducted only in the ordinary course of business consistent with past practices.

                 (i) Litigation. Except as set forth on Schedule 10.1(i) hereto, there is no suit, action, charge, claim, inquiry, investigation or proceeding pending or, to the best knowledge of TCI Partner, threatened against or affecting the TCI Partner Systems or the ability of TCI Partner or the TCI Partner Systems to perform their obligations under this Agreement, nor, to the best knowledge of TCI Partner, is there any valid basis for any such suit, action, charge, claim, inquiry, investigation or proceeding, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding affecting the TCI Partner Systems.

                 (j) Compliance with Legal Requirements. Each of TCI Partner and the TCI Partner Entities own and operate, and have owned and operated, their properties and assets, and carry on and conduct, and has carried on and conducted, their business in material compliance with all current federal, foreign, state or local laws, statutes, ordinances, rules or regulations (including the Communications Act, the Copyright Act and the Cable Act and the rules and regulations promulgated thereunder) or any court or administrative order or process. Notwithstanding the foregoing, the TCI Partner has used reasonable good faith efforts to comply in all material respects with the provisions of the Cable Act as such Legal Requirements relate to the operation of TCI Partner's Cable Business. TCI Partner and the TCI Partner Entities have complied in all material respects with the must carry and retransmission consent provisions of the Cable Act as they relate to the TCI Partner Systems. TCI Partner and TCI Partner Entity have used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the Cable Act other than the failure of any franchising authority to have been certified to regulate rates. Notwithstanding the foregoing, TCI Partner makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Effective Time. TCI Partner has delivered, or caused to be delivered, to TCA Partner complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225,
1235 and 1240 filed with respect to the TCI Partner Systems, copies of all other FCC Forms filed by TCI Partner or any TCI Partner Entity and of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to TCI Partner Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the TCI Partner Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by TCI Partner or the TCI Partner Entities with respect to any of the TCI Partner Systems. Except as described on Schedule 10.1(j), neither TCI Partner nor the TCI Partner Entities have received any notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and neither TCI Partner nor the TCI Partner Entities has agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the Cable Act. Neither TCI Partner nor the TCI Partner Entities has made any Cost of Service Election with respect to any of the TCI Partner Systems.

                 (k)  Environmental Matters.

                          (i)  TCI Partner and the TCI Partner Entities are in
compliance in all material respects with all applicable Environmental Laws applicable to the TCI Partner Systems. To the best knowledge of TCI Partner, there are no circumstances that may prevent or interfere with compliance with such Environmental Laws in all material respects in the future. Neither TCI Partner nor the TCI Partner Entities have received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that TCI Partner or any of the TCI Partner Entities is not in full compliance with Environmental Laws applicable to the TCI Partner Systems. All material permits and other governmental authorizations applicable to the TCI Partner Systems currently held by TCI Partner pursuant to the Environmental Laws are identified in Schedule 10.1(k)(i).

                          (ii)  Except as set forth on Schedule 10.1(k)(ii)
hereto, there is no Environmental Claim pending or threatened against TCI Partner or any of the TCI Partner Entities with respect to the TCI Partner Systems or, to the best knowledge of TCI Partner, against any person or entity whose liability for any Environmental Claims TCI Partner or any of the TCI Partner Entities has or may have retained or assumed either contractually or by operation of law.

                          (iii)  Except as set forth on Schedule 10.1(k)(iii)
hereto, to the best knowledge of TCI Partner, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against TCI Partner or any of the TCI Partner Entities with respect to the TCI Partner Systems or against any person or entity whose liability for any Environmental Claim TCI Partner has or may have retained or assumed either contractually or by operation of law.

                          (iv)  Without in any way limiting the generality of
the foregoing, (a) to the best knowledge of TCI Partner, all on-site and off-site locations where TCI Partner or any of the TCI Partner Entities has stored or disposed Materials of Environmental Concern in connection with the TCI Partner Systems are identified in Schedule 10.1(k)(iv), (b) to the best knowledge of TCI Partner, no underground storage tanks are located on property owned or leased by TCI Partner with respect to the TCI Partner Systems, (c) to the best knowledge of TCI Partner, except as set forth on Schedule 10.1(k)(iv), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by TCI Partner or any of the TCI Partner Entities with respect to the TCI Partner Systems in violation of any applicable Environmental Laws, and (d) to the best knowledge of TCI Partner, except as set forth on Schedule 10.1(k)(iv), no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by TCI Partner or any of the TCI Partner Entities with respect to the TCI Partner Systems in violation of any applicable Environmental Laws.

                 (l) TCI Partner Assets Necessary to TCI Partner Systems. The TCI Partner Assets include all rights, properties, leases, licenses, permits, contracts and equipment and other assets necessary to permit the Partnership to operate the TCI Partner Systems as presently operated, and other than the TCI Partner Assets being transferred to the Partnership at the Effective Time and the TCI Partner Excluded Assets, there are no other assets or properties owned by TCI Partner or any affiliate, stockholder or third party which are reasonably necessary to operate the TCI Partner Systems as presently operated.

                 (m) Taxes. TCI Partner and the TCI Partner Entities have duly and timely filed or caused to be filed, or will file or cause to be filed, in correct form, all federal, state, local and foreign tax returns required to be filed by it with respect to or which include the TCI Partner Systems on or prior to the Effective Time (all such returns being true correct and complete) and has duly paid all Taxes due or claimed to be due from it from any taxing authority with respect to or imposed upon the TCI Partner Systems for any period on or prior to the Effective Time, other than Taxes that are being contested in good faith through appropriate proceedings and for which an adequate accrual has been established. Neither the TCI Partner nor the TCI Partner Entities have received any notice of, nor does TCI Partner have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a lien upon, any of the TCI Partner Assets.

                 (n)  ERISA.

                          (i)  Schedule 10.1(n) hereto sets forth a true and
complete list of each employee benefit plan, program, arrangement or agreement to which TCI Partner or any of the TCI Partner Entities has any liability or in which any employees (current or former) of TCI Partner or any of the TCI
Partner Entities participate (the "TCI Partner Plans").   For purposes of the
foregoing, the TCI Partner Plan shall include those of any trade or business, whether or not incorporated, which together with TCI Partner would be deemed a "single employer" within the meaning of section 4001 of ERISA. A copy of each TCI Partner Plan has been made available to TCA.

                          (ii)  Each of the TCI Partner Plans has been written,
operated and administered in substantial compliance with all applicable laws (including, without limitation, ERISA and the Code); each of the TCI Partner Plans intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified; no TCI Partner Plan is subject to section 412 of the Code or to Title IV of ERISA.

                          (iii)  All contributions or other amounts due and
payable from TCI Partner or any of the TCI Partner Entities to (or under) any TCI Partner Plan prior to the Effective Time have been, or will be, paid on or before the Effective Time. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the TCI Partner Plans or any trusts related thereto.

                          (iv)  No TCI Partner Plan provides benefits
(including, without limitation, death or medical benefits, whether or not insured) to the current or former employees covered thereunder after their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any tax-qualified retirement plan, or (iii) benefits the costs of which are borne by the employee (or the employee's beneficiary)).

                          (v) The consummation of the transactions contemplated
by this Agreement will not accelerate the time of payment or vesting under any TCI Partner Plan and will not increase the amount of compensation payable to any employee covered thereunder.

                 (o)  Employees.

                          (i)     There are no collective bargaining agreements
applicable to any persons employed by TCI Partner or any of the TCI Partner Entities that render services in connection with the TCI Partner Systems, and neither TCI Partner nor the TCI Partner Entities has any duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against TCI Partner, nor any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any persons employed by TCI Partner or any of the TCI Partner Entities that render services in connection with the TCI Partner Systems.

                          (ii)    TCI Partner is not a party to any employment
agreement, written or oral, relating to employees of the TCI Partner Systems which cannot be terminated at will by TCI Partner and, except as set forth on
Schedule 10.1(o), TCI Partner has not had and does not currently have any pension or profit sharing or other employee benefit plan relating to employees of the Systems.

                 (p) TCI Partner Systems Information. Schedule 10.1(p) sets forth a materially true and accurate description of the following information relating to TCI Partner's Cable Business as of the date of the most recent monthly report generated by TCI Partner in the ordinary course of business containing the information required to prepare such Schedule 10.1(p) provided that such date is no earlier than two months prior to the date of this
Agreement:

                          (i)     the approximate number of miles of plant
included in the TCI Partner Assets;

                          (ii)    the number of subscribers and subscriber
equivalents served by the TCI Partner Systems;

                          (iii)   the approximate number of single family homes
and residential dwelling units passed by the TCI Partner Systems;

                          (iv)    a description of basic and optional or tier
services available from the TCI Partner Systems, the rates charged for each and the number of subscribers and subscriber equivalents receiving each optional or tier service;

                          (v)     the stations and signals carried by the TCI
Partner Systems and the channel position of each such signal and station;

                          (vi)    the cities, towns, villages, boroughs and
counties served by the TCI Partner Systems; and

                          (vii)   the MHZ capacity and channel capacity of each
of the TCI Partner Systems.

                 (q) Accounts Receivable. TCI Partner's and TCI Partner Entities' accounts receivable are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of TCI Partner and TCI Partner Entities, that resulted from the regular course of TCI Partner's Cable Business. Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by TCI Partner and the TCI Partner Entities, as applicable in TCI Partner's Financial Statements and those credits or reductions made to such accounts in the ordinary course of business.

                 (r) Bonds. Except as set forth on Schedule 10.1(r), there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted by TCI Partner in connection with its operation or ownership of any of the TCI Partner Systems or TCI Partner Assets.

                 (s) Finders and Brokers. Except for Daniels & Associates, neither TCI Partner nor any Affiliate thereof has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which the Partnership or the TCI Partner could be liable.

         SECTION 10.2 REPRESENTATIONS AND WARRANTIES OF TCA PARTNER. Except as set forth on the TCA Partner Disclosure Schedules, TCA Partner hereby represents and warrants as of the date of this Agreement and as of the Effective Date to TCI Partner as follows, and acknowledges that TCI Partner is relying on such representations and warranties in entering into this Agreement:

                 (a) Organization. TCA Partner is a limited partnership duly organized and validly existing under the laws of the State of Texas and has the power and authority to convey the TCA Partner Systems to the Partnership pursuant to Section 4.2 of this Agreement and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                 (b) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated by, and the performance of its obligations under, this Agreement, have been duly authorized by all necessary corporate action on TCA Partner's behalf.

                 (c) Execution and Delivery. This Agreement and any other agreements or instruments executed and delivered pursuant hereto to which TCA, TCA Partner or the TCA Partner Entities are parties have been (or, when executed and delivered, will be) duly executed and delivered by, and constitute (or, when executed and delivered, will constitute) legal, valid and binding obligations of it enforceable against TCA, TCA Partner or the TCA Partner Entities in accordance with their terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application, both at law and in equity, affecting the rights of creditors generally.

                 (d) No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or partnership agreements of TCA, TCA Partner and the TCA Partner Entities, (ii) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which TCA, TCA Partner or the TCA Partner Entities or any of their respective properties may be bound or affected or to which they are parties or are bound or result in the creation of any Lien upon any of the properties included in the TCA Partner Assets or (iii) violate any order, writ, injunction, decree, judgment, ruling, law, notice of violation, rule or regulation of any court, public body or authority or any other restriction of any kind or character, applicable to TCA, TCA Partner or the TCA Partner Entities or any of the TCA Partner Assets.

                 (e)  Consents and Approvals.  Except as set forth on Schedule
1.3 hereto, there is no requirement applicable to TCA, TCA Partner or the TCA Partner Entities to make any filing with, or to obtain any permit, authorization or consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated hereby.

                 (f)  Title to Properties; Encumbrances.

                          (i)  Schedule 10.2(f)(i) contains descriptions of all
Owned Real Property and Schedule 1.1 contains description of all material items of leased Real Property included in the TCA Partner Assets, which comprise all material items of Tangible Personal Property and Real Property used by TCA, TCA Partner or the TCA Partner Entities to operate the TCA Partner Systems. Except as described in the following sentence, TCA, TCA Partner or the TCA Partner Entities have good title to (or in the case of leased assets, a valid leasehold interest in) all of the property included in the TCA Partner Assets and validly hold all necessary state, local and federal authorizations, including FCC licenses or permits, and local franchises required to operate the TCA Partner Systems in the manner in which they are currently being operated and the issuance of such authorizations are no longer subject to administrative or judicial review. None of such properties or assets is subject to any Lien of any kind (whether absolute, accrued, contingent or otherwise), except (a) as set forth in Schedule 10.2(f)(i) hereto ("TCA Permitted Liens"), and (b) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operation of the TCA Partner Systems. When considered as a whole the TCA Partner Assets are in good working condition. All items of cable plant and headend equipment included in the TCA Partner Assets (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (b) will permit the TCA Partner Systems to operate in all material respects substantially as they are being operated on the date of this Agreement and in accordance with the terms of the TCA Partner Franchises and Licenses.

                          (ii)  Schedule 10.2(f)(ii) sets forth a true and
complete list of all of the TCA Partner Franchises and Licenses. Each of the TCA Partner Franchises and Licenses listed on Schedule 10.2(f)(ii) is valid and in full force and effect. No event has occurred with respect to any of the authorizations which permits, or after notice or lapse of time would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of such authorizations that would have a material adverse effect on the business of the holder of such authorization. With respect to the TCA Partner Franchises and Licenses, TCA, TCA Partner or the TCA Partner Entities have filed as required by the appropriate franchising authorities all appropriate requests for renewal under the Communications Act, within 30 to 36 months prior to the expiration of each of the TCA Partner Franchises and Licenses, with respect to the TCA Partner Franchises and Licenses. Except as disclosed in Schedule 10.2(f)(ii) hereto, each of the TCA Partner Systems is currently in compliance in all material respects with all of the TCA Partner Franchises and Licenses. No party holding any such FCC authorization has any knowledge that any of its authorizations listed on Schedule 10.2(f)(ii) will not be renewed in the ordinary course or, where applicable, the facilities regulated by such authorization will not be constructed and put into commercial service within the applicable time period.

                 (g) Financial Information. TCA Partner has delivered, or caused to be delivered, to TCI Partner an unaudited balance sheet of each of the TCA Partner Systems as of December 31, 1996 and unaudited statements of operations of each of the TCA Partner Systems for the year ended December 31, 1996. The statements of operations and the balance sheet were prepared in accordance with generally accepted accounting principles, consistent with past practice and present fairly the results of operations and financial condition of the TCA Partner Systems as of and for the periods indicated.

                 (h) No Adverse Change. Since July 31, 1997, (i) there has not been any material adverse change in the TCA Partner Assets or in the financial condition or operation of the TCA Partner Systems, and (ii) the TCA Partner Assets and the financial condition and operations of the TCA Partner Systems have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or otherwise and (iii) the TCA Partner Systems have been conducted only in the ordinary course of business consistent with past practices.

                 (i) Litigation. Except as set forth on Schedule 10.2(i) hereto, there is no suit, action, charge, claim, inquiry, investigation or proceeding pending or, to the best knowledge of TCA Partner, threatened against or affecting the TCA Partner Systems or the ability of TCA, TCA Partner or the TCA Partner Entities to perform their obligations under this Agreement, nor, to the best knowledge of TCA Partner, is there any valid basis for any such suit, action, charge, claim, inquiry, investigation or proceeding, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding affecting the TCA Partner Systems.

                 (j) Compliance with Legal Requirements. TCA, TCA Partner and the TCA Partner Entities own and operate, and have owned and operated, their properties and assets, and carry on and conduct, and have carried on and conducted, their business in material compliance with all current federal, foreign, state or local laws, statutes, ordinances, rules or regulations (including the Communications Act, the Copyright Act and the Cable Act and the rules and regulations promulgated thereunder) or any court or administrative order or process. Notwithstanding the foregoing, the TCA Partner and each of the TCA Partner Entities has used reasonable good faith efforts to comply in all material respects with the provisions of the Cable Act as such Legal Requirements relate to the operation of TCA Partner's Cable Business. TCA Partner and the TCA Partner Entities have complied in all material respects with the must carry and retransmission consent provisions of the Cable Act as they relate to the TCA Partner Systems. TCA Partner and TCA Partner Entities have used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the Cable Act other than the failure of any franchising authority to have been certified to regulate rates.
Notwithstanding the foregoing, TCA Partner makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Effective Time. TCA Partner has delivered, or caused to be delivered, to TCI Partner complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 filed with respect to the TCA
Partner Systems, copies of all other FCC Forms filed by TCA Partner or any TCA Partner Entity and of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to TCA Partner Systems, including copies of any complaints filed with the FCC with respect to any rates charged to subscribers of the TCA Partner Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by TCA Partner or the TCA Partner Entities with respect to any of the TCA Partner Systems. Except as described on Schedule 10.1(j), neither TCA Partner nor the TCA Partner Entities have received any notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and neither TCA Partner nor the TCA Partner Entities has agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the Cable Act. TCA Partner has not made any Cost of Service Election with respect to any of the TCA Partner Systems.

                 (k) Environmental Matters.

                          (i)  TCA, TCA Partner and the TCA Partner Entities
are in compliance in all material respects with all applicable Environmental Laws applicable to the TCA Partner Systems. To the best knowledge of TCA Partner, there are no circumstances that may prevent or interfere with compliance with such Environmental Laws in all material respects in the future. None of TCA, TCA Partner or the TCA Partner Entities has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that TCA, TCA Partner or the TCA Partner Entities are not in full compliance with Environmental Laws applicable to the TCA Partner Systems. All material permits and other governmental authorizations applicable to the TCA Partner Systems currently held by TCA, TCA Partner and the TCA Partner Entities pursuant to the Environmental Laws are identified in Schedule 10.2(k)(i).

                          (ii)  Except as set forth on Schedule 10.2(k)(ii)
hereto, there is no Environmental Claim pending or threatened against TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems or, to the best knowledge of TCA Partner, against any person or entity whose liability for any Environmental Claims TCA, TCA Partner or the TCA Partner Entities have or may have retained or assumed either contractually or by operation of law.

                          (iii)  Except as set forth on Schedule 10.2(k)(iii)
hereto, to the best knowledge of TCA Partner, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems or against any person or entity whose liability for any Environmental Claim TCA, TCA Partner or the TCA Partner Entities have or may have retained or assumed either contractually or by operation of law.

                          (iv)  Without in any way limiting the generality of
the foregoing, (a) to the best knowledge of TCA Partner, all on-site and off-site locations where TCA, TCA Partner or the TCA Partner Entities have stored or disposed Materials of Environmental Concern in connection with the TCA Partner Systems are identified in Schedule 10.2(k)(iv), (b) to the best knowledge of TCA Partner, no underground storage tanks are located on property owned or leased by TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems, (c) to the best knowledge of TCA Partner, except as set forth on Schedule 10.2(k)(iv), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems in violation of any applicable Environmental Laws, and (d) to the best knowledge of TCA Partner, except as set forth on Schedule 10.2(k)(iv), no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by TCA, TCA Partner or the TCA Partner Entities with respect to the TCA Partner Systems in violation of any applicable Environmental Laws.

                 (l) TCA Partner Assets Necessary to TCA Partner Systems. The TCA Partner Assets include all rights, properties, leases, licenses, permits, contracts and equipment and other assets necessary to permit the Partnership to operate the TCA Partner Systems as presently operated, and other than the TCA Partner Assets being transferred to the Partnership at the Effective Time and the TCA Partner Excluded Assets, there are no other assets or properties owned by TCA, TCA Partner or the TCA Partner Entities or any affiliate, stockholder or third party which are reasonably necessary to operate the TCA Partner Systems as presently operated.

                 (m) Taxes. TCA, TCA Partner or the TCA Partner Entities have duly and timely filed or caused to be filed, or will file or cause to be filed, in correct form, all federal, state, local and foreign tax returns required to be filed by them with respect to or which include the TCA Partner Systems on or prior to the Effective Time (all such returns being true correct and complete) and have duly paid all Taxes due or claimed to be due from them from any taxing authority with respect to or imposed upon the TCA Partner Systems for any period on or prior to the Effective Time, other than Taxes that are being contested in good faith through appropriate proceedings and for which an adequate accrual has been established. TCA Partner has not received any notice of, nor does TCA

Partner have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a lien upon, any of the TCA Partner Assets.

                 (n) ERISA

                          (i)  Schedule 10.2(n) hereto sets forth a true and
complete list of each employee benefit plan, program, arrangement or agreement to which TCA Partner has any liability or in which any employees (current or former) of TCA Partner participate (the "TCA Partner Plans"). For the purposes of the foregoing, the TCI Partner Plan shall include those of any trade or business, whether or not incorporated, which together with TCA, TCA Partner or the TCA Partner Entities would be deemed a "single employer" within the meaning of section 4001 of ERISA. A copy of each TCA Partner Plan has been made available to TCI Partner.

                          (ii)  Each of the TCA Partner Plans has been written,
operated and administered in substantial compliance with all applicable laws (including, without limitation, ERISA and the Code); each of the TCA Partner Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no TCA Partner Plan is subject to section 412 of the Code or to Title IV of ERISA.

                          (iii)  All contributions or other amounts due and
payable from TCA, TCA Partner or the TCA Partner Entities to (or under) any TCA Partner Plan prior to the Effective Time have been, or will be, paid on or before the Effective Time. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the TCA Partner Plans or any trusts related thereto.

                          (iv)  No TCA Partner Plan provides benefits
(including, without limitation, death or medical benefits, whether or not insured) to the current or former employees covered thereunder after their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any tax-qualified retirement plan, or (iii) benefits the costs of which are borne by the employee (or the employee's beneficiary)).

                          (v)  The consummation of the transactions
contemplated by this Agreement will not accelerate the time of payment or vesting under any TCA Partner Plan and will not increase the amount of compensation payable to any employee covered thereunder.

                          (vi)    There are no collective bargaining agreements
applicable to any persons employed by TCA, TCA Partner or the TCA Partner Entities that render services in connection with the TCA Partner Systems, and none of TCA, TCA Partner or the TCA Partner Entities has any duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against TCA, TCA Partner or the TCA Partner Entities, nor any demand for recognition, or any other request or demand from a labor organization for representative status





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


with respect to any persons employed by TCA, TCA Partner or the TCA Partner Entities that render services in connection with the TCA Partner Systems.

                          (vii) Except as set forth on Schedule 10.2(n), none
of TCA, TCA Partner or the TCA Partner Entities is a party to any employment agreement, written or oral, relating to employees of the TCA Partner Systems which cannot be terminated at will by TCA, TCA Partner or the TCA Partner Entities and, except as set forth on Schedule 10.2(n), none of TCA, TCA Partner or the TCA Partner Entities has had or currently has any pension or profit sharing or other employee benefit plan relating to employees of the Systems.

                 (o)  Employees.

                          (i)     There are no collective bargaining agreements
applicable to any persons employed by TCA Partner or any of the TCA Partner Entities that render services in connection with the TCA Partner Systems, and neither TCA Partner nor the TCA Partner Entities has any duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against TCA Partner, nor any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any persons employed by TCA Partner or any of the TCA Partner Entities that render services in connection with the TCA Partner Systems.

                          (ii)    TCA Partner is not a party to any employment
agreement, written or oral, relating to employees of the TCA Partner Systems which cannot be terminated at will by TCA Partner and, except as set forth on
Schedule 10.2(o), TCI Partner has not had and does not currently have any pension or profit sharing or other employee benefit plan relating to employees of the Systems.

                 (p) TCI Partner Systems Information. Schedule 10.2(p) sets forth a materially true and accurate description of the following information relating to TCA Partner's Cable Business as of the date of the most recent monthly report generated by TCA Partner in the ordinary course of business containing the information required to prepare such Schedule 10.2(p) provided that such date is no earlier than two months prior to the date of this
Agreement:

                          (i)     the approximate number of miles of plant
included in the TCA Partner Assets;

                          (ii)    the number of subscribers and subscriber
equivalents served by the TCA Partner Systems;

                          (iii)   the approximate number of single family homes
and residential dwelling units passed by the TCA Partner Systems;





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


                          (iv)    a description of basic and optional or tier
services available from the TCA Partner Systems, the rates charged for each and the number of subscribers and subscriber equivalents receiving each optional or tier service;

                          (v)     the stations and signals carried by the TCA
Partner Systems and the channel position of each such signal and station;

                          (vi)    the cities, towns, villages, boroughs and
counties served by the TCA Partner Systems; and

                          (vii)   the MHZ capacity and channel capacity of each
of the TCA Partner Systems.

                 (q) Accounts Receivable. TCA Partner's and each of the TCA Partner Entities' accounts receivable are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of TCA Partner or TCA Partner Entities, that resulted from the regular course of TCA Partner's Cable Business. Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by TCA Partner or TCA Partner Entities, as applicable, in TCA Partner's Financial Statements and those credits or reductions made to such accounts in the ordinary course of business.

                 (r) Bonds. Except as set forth on Schedule 10.2(r), there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted by TCA Partner in connection with its operation or ownership of any of the TCA Partner Systems or TCA Partner Assets.

                 (s) Finders and Brokers. Except for Daniels & Associates, neither TCA Partner nor any Affiliate thereof has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which the Partnership or the TCA Partner could be liable.

         SECTION 10.3 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. The Partnership hereby represents and warrants to the Partners, and acknowledges that the Partners are relying on such representations and warranties in entering into this Agreement:

         (a) Organization. As of Closing and after filing all necessary filings, the Partnership will be a general partnership validly existing under the laws of the State of Delaware, and will have the power and authority to own and operate the Systems.





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


         (b) Telephony Restrictions. Upon the date of the contribution of the Assets contemplated hereby, the Partnership will not own, manage or otherwise control any business which engages in the wireless or wireline business or provides wireless or wireline services.

                                  ARTICLE XI.
                                   COVENANTS

         SECTION 11.1 ACCESS TO PREMISES AND RECORDS. Between the date of this Agreement and the Effective Date, each Partner (a) will give or cause to be given to the other and its counsel, accountants and other representatives full access during normal business hours to all the premises and books and records of its Cable Business and to all of its Assets and Systems' personnel; and (b) will furnish or cause to be furnished to the other and such representatives all such documents, financial information and other information regarding its Cable Business and its Assets as the other from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

         SECTION 11.2 CONTINUITY AND MAINTENANCE OF OPERATIONS; CERTAIN DELIVERIES AND NOTICES. Except as the other Partner may otherwise consent in writing, between the date of this Agreement and the Effective Time, each of TCI Partner and the TCI Partner Entities with respect to TCI Partner's Cable Business, the TCI Partner Systems and the TCI Partner Assets and each of TCA Partner and the TCA Partner Entities with respect to TCA Partner's Cable Business, the TCA Partner Systems and the TCA Partner Assets:

                 (a) will conduct its Cable Business and operate its Systems only in the usual, regular and ordinary course and consistent with its respective past practices (including making capital expenditures and fulfilling installation requests) and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (i) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with those Systems, unless the other Partner requests otherwise, (ii) use commercially reasonable efforts to keep available the services of its employees and agents providing services in connection with its Cable Business and (iii) continue making marketing, advertising and promotional expenditures with respect to its Cable Business consistent with its respective past practices;

                 (b) will maintain those Assets in good repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for those Systems at normal historical levels consistent with past practices; will maintain in full force and effect policies of insurance with respect to its Cable Business, in such amounts and with respect to such risks as are currently in effect for those Systems and will maintain its books, records and accounts with respect to those Assets and the operation of those Systems in the usual, regular and ordinary manner on a basis consistent with past practices;





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



                 (c) will not (i) modify, terminate, renew, suspend or abrogate any Assumed Contracts (other than retransmission consent or programming Assumed Contracts) other than in the ordinary course of business;
(ii) modify, terminate, renew, suspend or abrogate any retransmission consent (except on terms that are not materially different) or programming Assumed Contract, Franchise and License, lease or document evidencing Real Property;
(iii) take or omit to take any action that would result in the condition of the other Partner in Section 4.9(b) (with respect to TCA Partner) or Section 4.9(c) (with respect to TCI Partner) not being satisfied at any time prior to or on the Effective Time; (iv) engage in any marketing, promotional, subscriber installation, collection or disconnection practices that are inconsistent with its past practices; (v) make any Cost of Service Election; (vi) enter into any agreement with or commitment to any competitive access providers with respect to its Systems; (vii) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business or permit the creation of a Lien (other than Permitted Liens) on any of those Assets; (viii) engage in any hiring or employee compensation practices that are inconsistent with past practices except for changes in such practices implemented by such Partner and its affiliates on a company-wide basis; (ix) decrease the rate charged for any level of basic services, expanded basic services, or any pay TV or add, delete, retier or repackage any programming services, except to the extent required under the Cable Act or any other Legal Requirement, except as provided on
Schedule 11.2(c)(ix); provided however that if rates are decreased in order to so comply, the Partner decreasing the rates will provide the other with copies of any FCC forms (even if not filed with any Governmental Authority) that such Partner used to determine that the new rates were required;

                 (d) will promptly deliver to the other true and complete copies of all monthly and quarterly financial statements and operating reports and any reports with respect to its Systems or the operation of its Cable Business prepared by or for such Partner at any time from the date of this Agreement until the Effective Time;

                 (e) will give or cause to be given to the other and its counsel, accountants and other representatives, as soon as reasonably possible but in any event at least 10 Business Days prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the Cable Act with respect to rates and prepared with respect to any of its Systems, such forms to be reasonably satisfactory in form and substance to the other;

                 (f) will duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any Franchise and License that will expire within 36 months after any date between the date of the Agreement and the Effective Time; and

                 (g) will promptly notify the other of any fact, circumstance, event or action by it or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which





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


would result in the condition of the other Partner in Section 4.9(b) (with respect to TCA Partner) or Section 4.9(c) (with respect to TCI Partner) not being satisfied at any time prior to or on the Effective Time (subject to the satisfaction of the Partnership's condition for employment), and, with respect to clause (b), use its commercially reasonable efforts to remedy the same.

         SECTION 11.3  EMPLOYEES.

                 (a) TCA Management Co. shall be responsible for interviewing employees of each Partner's Cable Business. Within 90 days after the date of execution of this Agreement, each Partner shall provide to TCA Management Co. and the other Partner a list of all active employees of their respective Systems (excluding all employees subject to a collective bargaining agreement or represented by a labor organization, if any) as of a recent date, showing then-current positions and rates of compensation and indicating which of such employees such Partner desires to retain as its employees (the "Retained Employees"). Within 30 days after receipt of this list, TCA Management Co. will provide to the Partners in writing a list of employees that TCA Management Co. desires to employ following the Effective Time (subject to the satisfaction of the Partnership's condition for employment), which list shall not include any Retained Employees. As of the Effective Time, each Partner shall terminate the employment of all its employees who were employed incidental to the conduct of such Partner's Business other than Retained Employees.

                 (b) Each Partner will pay to all employees employed in their respective Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, vacation (except for accrued vacation time included in the calculation of such Partner's Adjustments), sick pay and other compensation or benefits to which they are entitled for periods prior to the Effective Time, including, without limitation, all amounts, if any, payable on account of the termination of their employment. Each Partner agrees to cooperate in all reasonable respects with TCA Management Co. to allow it to evaluate and interview employees of each Partner's Cable Business to make hiring decisions.

                 (c) Each Partner will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such Partner pursuant to the provisions of such plan. The Partnership will not assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by either Partner.

                 (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of a Partner or arising under any Legal Requirement affecting employees of such Partner incurred on or before the Effective Time or resulting from or arising from events or occurrences occurring or commencing on or before the Effective Time will remain the responsibility of such Partner, whether or not such employees are hired by the other Partner after the Effective Time. Neither Partner will have and assume any obligation or liability under or in connection with any such plan.





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



                 (e) Each Partner will remain solely responsible for, and will indemnify and hold harmless the other from and against all Losses arising from or with respect to, all salaries and all severance, vacation (except for accrued vacation time included in the calculation of such Partner's Adjustments), medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the other Partner, as a result of their employment by it on or prior to the Effective Time, the termination of their employment on the Effective Time, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement (including without limitation WARN) or otherwise relating to their employment prior to the Effective Time.

                 (f) Notwithstanding anything to the contrary herein, the Partnership shall (i) credit each employee of each Partner (other than a Retained Employee) who is offered employment by the Partnership on or prior the Effective Time and becomes an employee of the Partnership after the Effective Time (a "Hired Employee") (A) in the case of TCI Partner the lesser of the amount of vacation accrued by him or her as an employee of TCI Partner through and including the Effective Time or the amount of accrued vacation permitted to be accrued by employees of the Partnership after the Effective Time in accordance with the Partnership's standard practices or (B) in the case of TCA Partner, the amount of vacation accrued by him or her as an employee of TCA Partner through and including the Effective Time in accordance with TCA Partner's standard practices; (ii) permit each Hired Employee to participate in the Partnership employee benefit plans to the same extent as similarly situated employees of TCA Partner and their dependents; (iii) continue to use the date of hire that had been used prior to the Effective Time by TCI Partner or TCA Partner, as the case may be, for each Hired Employee for purposes of eligibility and vesting under the Partnership employee benefit and other plans to the same extent as other similarly situated employees of TCA Partner; and
(iv) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under TCA Partner's employee benefit plans, including any group health and disability plans; (v) give credit under group health plans for any deductible previously met by such Hired Employee under the group health plan of TCI Partner or TCA Partner, as applicable.

                 (g) The Partners shall share equally the cost of any severance payable to any employees of either Partner on or prior to the Effective Time. In addition, the Partnership discharges without cause within 90 days after the Effective Date any Hired Employee and such Hired Employee would have been entitled to severance payments pursuant to either Partner's severance benefits plan if such Hired Employee had been discharged without cause by either Partner at the Effective Time in accordance with Section 11.3(a) and not hired by TCA Management Co. as of Effective Time, then the Partnership shall pay severance benefits to such Hired Employee in accordance with TCI Partner's severance benefit plan to the extent such plan would have paid severance to such employee.

                 (h) Nothing in this Section 11.3 or elsewhere in this Agreement shall be deemed to make any employee of either Partner a third Partner beneficiary of this Agreement.





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


         SECTION 11.4  REQUIRED CONSENTS; FRANCHISE RENEWAL.

                 (a) Each Partner will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Material Contractual Consents and any other consent, authorization or approval required to be obtained by such Partner in connection with the transactions contemplated by this Agreement, and deliver to the other Partner copies of such Material Contractual Consents and such other consents, authorizations or approvals promptly after they are obtained by such Partner; provided, however, that each Partner will afford the other Partner the opportunity to review, approve and revise the form of Material Contractual Consent prior to delivery to the third party whose consent is sought. Each Partner will cooperate with the other Partner to obtain all Material Contractual Consents. Notwithstanding the foregoing, as soon as practicable after the date of this Agreement, but in any event no later than 20 days after the date of this Agreement, each Partner will decide whether FCC Forms 394 shall be filed with respect to each Franchise and License as to which consent to transfer is required and will cooperate with the Partnership to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority, all such Form 394s.

                 (b) Each Partner will use commercially reasonable efforts to obtain and cooperate with the Partnership to obtain renewals or extensions of any Franchise and License for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority for a period expiring no earlier than three years after the Effective Time.

                 (c) Notwithstanding the foregoing, no Partner will have further obligation to obtain Material Contractual Consents: (a) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that the Partnership enter into a new agreement with such licensing authority, in which case the Partnership shall use its commercially reasonable efforts to enter into such agreement prior to the Effective Time or as soon as practicable thereafter and such Partner will cooperate with and assist the Partnership in obtaining such agreements; and (b) for any business radio license which such Partner reasonably expects can be obtained within 120 days after the Effective Time and so long as a temporary authorization is available to the Partnership under FCC rules with respect thereto;

                 (d) If and to the extent that either Partner shall have waived satisfaction of the condition to the initial capital contribution, subsequent to the Effective Time, each of TCI Partner with respect to its Systems and Assets and TCA Partner with respect to its Systems and Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible such Material Contractual Consent to be obtained by it in connection with the transactions contemplated under this Agreement which was not obtained on or before the Effective Time and will deliver copies of the same, reasonably satisfactory in form and substance, to the other. The obligations set forth





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in this Section will survive the Effective Time and will not be merged in the consummation of the transactions contemplated hereby.

         SECTION 11.5 SALES AND TRANSFER TAXES. All sales, use or excise Taxes or transfer and similar Taxes or assessments arising from or payable by reason of the transfer of any of the TCI Partner Assets shall be paid by the TCI Partner and all sales, use or excise Taxes or transfer and similar Taxes or assessments arising from or payable by reason of the transfer of any of the TCA Partner Assets shall be paid by the TCA Partner.

         SECTION 11.6 PROGRAMMING. Each Partner will execute and deliver such documents and take such action as may be reasonably requested by the Partnership to enable the other Partner to comply with the requirements of its programming agreements with respect to joint ventures of cable television systems.

         SECTION 11.7 UPDATED SCHEDULES. Not less than ten Business Days prior to Effective Time, each Partner will deliver to the other revised copies of each of its Schedules, except for the Schedules relating to Employees (regardless of whether the original Schedule is as of a certain date) which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of such Partner's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, the Partner which is to receive such Assets, at or before Closing, will have the right (to be exercised by written notice to the other Partner) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement. Without changing the result set forth in the preceding sentence that a Partner's updated Schedules do not serve to update such Partner's representations and warranties, the update Schedules delivered pursuant to this Section 11.7 shall be accompanied by an officer's certificate of the Partner delivering such Schedules, certifying that the information set forth in such Schedules is true and accurate in all material respects as of the date of delivery thereof and that all information required to be given in the Schedules "as of the date of this Agreement" has been updated to the date of delivery of the updated Schedules or other date permitted to be specified in such Schedules.

         SECTION 11.8 TRANSITIONAL BILLING SERVICES. TCA Partner and TCI Partner will each provide to the Partnership, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by the Partnership for a period of up to 180 days following the Effective Time to allow for conversion of existing billing arrangements ("Transitional Billing Services"). The Partnership will notify the Partners at least 10 days prior to the Effective Time as to whether it desires Transitional Billing Services from either Partner. All Transitional Billing Services, if any, that are requested by a Partner will be provided on terms and conditions reasonably satisfactory to each Partner; provided, however, that the amount to be paid by the Partner receiving Transitional Billing Services will not exceed the out of pocket cost to the Partner of providing such Transitional Billing Services. Each Partner will notify the Partnership, at least 45 days prior to the Closing, of the cost to such Partner of providing such Transitional Billing Services.

         SECTION 11.9  CONFIDENTIALITY AND PUBLICITY.

                 (a) Each Partner will use commercially reasonable efforts to assure that any non-public information that such Partner may obtain from the other in connection with this Agreement with respect to the other's Cable Business and Systems will be kept confidential and, unless and until the Closing occurs, such Partner will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such Partner may use and disclose any such information once it has been publicly disclosed (other than by such Partner in breach of its obligations under this Section) or which rightfully has come into the possession of such Partner (other than from the other Partner) and (ii) to the extent that such Partner may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such Partner may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by either Partner to hold information in confidence pursuant to this Section will be satisfied if such Partner exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each Partner will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such Partner or on its behalf from the other, whether so obtained before or after the execution hereof.

                 (b) Neither Partner will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

         SECTION 11.10 LIEN SEARCHES. Each Partner will obtain at its expense, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any of its Real Property or Tangible Personal Property, and in the state and county where such Partner's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.





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



         SECTION 11.11  AFFILIATION AGREEMENTS.

                 (a) Programming Supply Agreement. The Partnership shall enter into, and the TCI Partner shall cause its Affiliate, Satellite Services, Inc. ("SSI"), to enter into, the then current form of programming supply agreement (the "Programming Supply Agreement"), pursuant to which the Partnership shall receive the benefits of any programming or purchasing agreements available to the TCI Partner to the extent the Partnership may receive such benefits pursuant to SSI's programming or purchasing agreements.

                 (b) Starz, Encore and Other Programming Carriage Requirements. The Partnership shall (i) commit to continued carriage of "Starz"and Encore (including Encore Plex) for the TCI Systems on the same terms and conditions set forth in the Agreement in Principle dated May 21, 1997 between Liberty Media Corporation and Tele-Communications, Inc.; (ii) for each of the Systems, commit to continued carriage of any programming services listed on Exhibit D to the Programming Supply Agreement which were carried by the Systems on the Closing Date, on the same terms and conditions as set forth in the respective programming agreement between TCI Partner or its Affiliates and the applicable programmer, and (iii) use best efforts to launch "Starz" and Encore (including Encore Plex) on the TCA Systems.

                 (c) @Home. When economically feasible, the Partnership agrees to discuss the use of @Home as an internet provider for the TCI Systems and TCA Systems.

         SECTION 11.12 PURCHASE SYSTEMS. If the closing of the purchase with the Purchasing Party does not occur prior to the Effective Time, TCA Management Co. shall manage the Purchase Systems on mutually agreeable terms.

         SECTION 11.13 MAINTENANCE OF DEBT. From the Effective Date through and including the termination of this Agreement, TCA Partner and TCA Management Co. will use their best efforts to maintain a sufficient amount of debt at the Partnership so that TCI Partner's basis in the Partnership Interest is not changed in such a manner that would trigger any adverse tax consequences to the TCI Partner.

         SECTION 11.14 FURTHER ASSURANCES. At or after the Effective Time, each of TCA Partner and TCI Partner at the request of the Partnership, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the TCA Partner Assets or the TCI Partner Assets. Without limiting the generality of the foregoing, TCA Partner and TCI Partner will take, or cause to be taken, all actions consistent with the terms of this Agreement.





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         SECTION 11.15 TELEPHONY RESTRICTIONS.

                 (a) For so long as the TCI Partner (or its Affiliates) holds an interest in Sprint Spectrum Holding Company, L.P., the Partnership will not conduct or market (i.e., "engage in" in its broadest sense) a wireless communications business.

                 (b) Prior to January 31, 1999, the Partnership will not offer or promote, or package any of its products or services with, or act as a sales agent for any wireline services (local or long distance) under the brand name of an incumbent LEC (all RBOCs, Frontier Corporation and GTE Corporation) or IXC (AT&T, Corp., MCI Communications Corporation, British Telecommunications PLC, Worldcom, Inc., Cable & Wireless plc, LCI International Inc. and Frontier Corporation).

                 (c) Prior to January 31, 1999, the Partnership will not make its distribution facilities available to a third party in connection with offering local phone service to residential customers without making the facilities similarly available to Sprint Corporation ("Sprint"); however, the Partnership itself may offer local phone service (subject to the restrictions set forth in the preceding paragraph) without offering its distribution facilities to Sprint.

                 (d) Prior to January 31, 1999, the Partnership will not make its distribution facilities available to any incumbent LEC or IXC for high speed data services without making its facilities similarly available to Sprint; however, such facilities may be made available to other third parties, including @Home, without such facilities being made available to Sprint.

         SECTION 11.16 REFINANCING. The Partnership shall secure such financing as shall be necessary for it to immediately pre-pay as of the Closing Date the Assumed Debt, subject to adjustments pursuant to the terms hereof. Such financing shall be obtained by the Partnership on terms that are mutually satisfactory to both parties.

         SECTION 11.17 KEEP WELL. TCI Partner shall cause its Affiliates to execute a keep well agreement, in a form acceptable to TCI Partner in its sole discretion.

         SECTION 11.18 REFUNDS AND PASS-THROUGHS. The Partnership will cooperate with the TCI Partner with respect to any refunds required to be made to, or fees permitted to be collected from, any subscriber of the TCI Partner prior to Closing pursuant to any Legal Requirement, settlement or otherwise. Such cooperation will include, but not be limited to, refunding fees to, or collecting fees from, subscribers on the terms agreed to by the TCI Partner pursuant to such Legal Requirement, settlement or otherwise, and if receiving fees from subscribers, remitting all such collected fees to the TCI Partner within thirty (30) days after receipt thereof. All such payments received by the Partnership shall be reported as income and all payments made to the TCI Partner shall be reported as an expense of the Partnership.





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                                  ARTICLE XII.
                                  ARBITRATION

         SECTION 12.1 ARBITRATION. Each of the Partners agrees to submit to binding arbitration any and all differences and disputes which may arise out of or are related to this Agreement, except for any dispute arising out of the failure of a Partner to make a required Capital Contribution. Prior to initiating arbitration, the Partners shall first meet face-to-face to effect a resolution of the differences. Any differences which the Partners are unable to resolve in such face-to-face meeting shall be heard and finally settled in Tyler, Texas or in any other location mutually agreed upon by the parties, by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association. Such arbitration shall be initiated in the Tyler, Texas office of the American Arbitration Association. Any award entered in any such arbitration shall be final, binding, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration. Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action in any jurisdiction against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration. Any such provisional relief may be modified or amended in any way by the arbitrator at any time after his appointment. Each Partner shall pay the expenses of their own representatives, if any, and shall share all other costs of such arbitration, including the fees and expenses of the arbitrators.

                                 ARTICLE XIII.
                                 MISCELLANEOUS

         SECTION 13.1 NOTICES. Each Partner shall promptly give written notice to the other Partner upon becoming aware of the occurrence or, to its knowledge, a pending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its best efforts to prevent or promptly remedy the same. All notices or other communications to parties under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, facsimile transmission or other standard form of telecommunications, or by registered or certified mail or Federal Express delivery, postage prepaid, return receipt requested, addressed as follows:





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                          If to TCI Partner:

                              TCI American Cable Holdings IV, L.P.
                              5619 DTC Parkway
                              Englewood, CO 80111
                              Attention: William Fitzgerald

                          With copies similarly addressed
                          to the attention of Karla L. Tartz.

                          If to TCA Partner:

                              TCA Partner Financial Corporation
                              c/o TCA Cable TV, Inc.
                              3015 SSE Loop 323
                              Tyler, Texas 75713
                              Attention:   Randall L. Clark

                          With a copy to:

                              Jackson & Walker, L.L.P.
                              901 Main Street
                              Suite 6000
                              Dallas, Texas  75202
                              Attention:  James S. Ryan, III

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 13.1.

         SECTION 13.2 GOVERNING LAW. This Agreement and the Partnership created hereby shall be governed by and construed accordance with the laws of the State of Delaware. The parties further agree that any action relating to this Agreement shall be instituted and prosecuted in the Courts of the County of New Castle in the State of Delaware, and each party hereto hereby consents to the jurisdiction of said Courts and waives any right or defense relating to such jurisdiction and venue.

         SECTION 13.3 AMENDMENTS. This Agreement may be modified or amended only by an instrument in writing signed by all of the Partners.

         SECTION 13.4 ENTIRE AGREEMENT. Except as provided herein, this instrument and the Management Agreement constitute the entire agreement between the Partners with respect to the Partnership and supersede all prior agreements, understandings, offers and negotiations, oral or written.





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         SECTION 13.5  WAIVER OF PARTITION.  Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership property.

         SECTION 13.6 CONSENTS. All consents, agreements and approvals required or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

         SECTION 13.7  SUCCESSORS; NO THIRD PARTY BENEFICIARIES.  Subject to
Section 5.4, all rights and duties of the Partners hereunder shall inure to the benefit of and be binding upon their respective successors and assigns other than as contemplated by Article VIII hereof, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto thereto any rights or remedies hereunder or thereunder.

         SECTION 13.8 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary or expedient to create the Partnership, carry out the business of the Partnership or effectuate this Agreement.

         SECTION 13.9 HEADINGS. The Article and Section headings herein are for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

         SECTION 13.10 SEVERABILITY. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         SECTION 13.11 SURVIVAL. Except as expressly provided in this Agreement, (a) all obligations, covenants and warranties shall survive Closing until and unless specifically terminated pursuant to the terms hereof or thereof, and (b) all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

         SECTION 13.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.





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         SECTION 13.13 EXPENSES. Each Partner will bear its own costs and expenses arising in connection with the preparation, execution, delivery and performance of this Agreement. To the extent expenses are incurred in connection with arranging financing for consummation of the transactions contemplated hereby or other expenses related to the formation of the Partnership (excluding those referred to in the first sentence), such expenses shall be borne by the Partnership if the transaction contemplated hereby is consummated and, if not consummated, shall be borne equally by the Partners.





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                 IN WITNESS WHEREOF, the Partners have executed this General
Partnership Agreement as of the date first above written.

                                 TCI AMERICAN CABLE HOLDINGS IV, L.P.

                                 By: Cablevision of Texas Partner, Inc., its
                                 general partner


                                          /s/ Willian R. Fitzgerald
                                          -------------------------
                                          By:  William R. Fitzgerald
                                          Title:  Vice President

                                 TCA HOLDINGS II, L.P.

                                 By: Telecable Associates, Inc., its general
                                 partner


                                      By: /s/ Fred R. Nichols
                                      -----------------------
                                      Title: President
                                      Name: Fred R. Nichols





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